Exhibit 2.1
*** Text Omitted and Filed Separately
Confidential Treatment Requested
Under 17 C.F.R. §§ 200.80(b)(4) and 17 C.F.R. 24b-2

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of November 22, 2010, is by and among PGxHealth, LLC, a Delaware limited liability company (the “Seller”), Clinical Data, Inc., a Delaware corporation (the “Seller Parent”), and Transgenomic, Inc., a Delaware corporation (the “Buyer”). Seller, Seller Parent and Buyer are referred to herein collectively as the “Parties” and individually as a “Party”.

RECITALS

WHEREAS, Seller desires to sell and assign certain of its assets and assign certain of its liabilities specified herein to Buyer, and Buyer desires to purchase those assets and to assume only those certain liabilities, for the consideration stated herein and on the terms set forth herein; and

WHEREAS, Seller Parent indirectly owns all of the issued and outstanding equity interests of Seller and will be directly and indirectly benefited by the transactions described herein.

NOW THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants herein contained, the Parties agree as follows:

ARTICLE 1
DEFINITIONS AND CONSTRUCTION

1.1          Defined Terms.  Capitalized terms not otherwise defined in this Agreement shall have the meanings given to them as follows:

“20-Day VWAP” shall mean the average VWAP for the twenty (20) Trading Days prior to (but not including) the date of measurement.

“ABCB1 Assay” shall have the meaning given to such term in Section 2.4(b).

“ABCB1 Assay Milestone Consideration” shall have the meaning given to such term in Section 2.4(b).

“Accounts Receivable Consideration” shall have the meaning given to such term in Section 2.3.

“Additional Fundamental Representations” shall have the meaning given to such term in Section 6.1.

“Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under a common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) as used in the preceding sentence means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise. For purposes hereof, Seller Parent shall be deemed an Affiliate of Seller.

“Agreement” shall mean this Asset Purchase Agreement and the Exhibits and Schedules referred to herein and attached hereto.

“Allocation Schedule” shall have the meaning given to such term in Section 6.8.

“A/R Collection Period” shall have the meaning given to such term in Section 2.3.

“Assay Costs” shall mean the sum of: (i)  the cost of all direct reagents, consumables, labor, collection kits, collection draw fees, shipping costs and any royalties owed in connection with utilizing […***…] associated with performing such Subject Biomarker Assay; plus (ii) all sales representative salary (provided that such salary will be calculated on a pro-rated basis based on the amount of time spent by the applicable sales representative selling the performance of such Subject Biomarker Assay as opposed to the performance of other assays and that in no event will such costs […***…] associated with the sale of the performance of such Subject Biomarker Assay.

“Assay Technology Value” shall mean that amount equal to the portion of the total consideration payable upon the closing of a Change of Control to Buyer or Buyer’s stockholders in connection with such Change of Control that is attributed to the value of the Subject Biomarker Assay Technology being sold, transferred or otherwise disposed of in connection with such Change of Control relative to the value of all assets being sold, transferred or otherwise disposed of in connection with such Change of Control.

“Assets” shall mean all assets owned or primarily used by Seller or Seller Parent in connection with the operation of the Business, including:

(1)           the Equipment;

(2)           the Books and Records;

(3)           the Assumed Contracts;

(4)           all pre-paid expenses of Seller or Seller Parent set forth on Schedule 1.1;

(5)           all work-in-process;

(6)           all Intellectual Property owned by Seller or Seller Parent, including the registered Intellectual Property set forth on Schedule 1.1, and all embodiments thereof, including but not limited to documentations, manuals, notes, files, data, and other materials relating to such Intellectual Property;

*Confidential Treatment Requested

(7)           all accounts receivable, notes receivable and other receivables of Seller or Seller Parent, including any unbilled receivables, together with any unpaid interest or fees accrued thereon or other amounts due with respect thereto;

(8)           all Permits held by Seller or Seller Parent, but only to the extent that they are assignable or transferable;

(9)           all rights in and under all express or implied guarantees, warranties, representations, covenants, indemnities and similar rights in favor of Seller or Seller Parent; and

(10)         all rights to all Claims available to, or being pursued by Seller or Seller Parent, whether arising by way of counterclaim or otherwise, but only to the extent relating to, or arising out of, the assets owned by Seller or Seller Parent and primarily used by Seller or Seller Parent in connection with the operation of the Business, including the assets referenced in the foregoing clauses “(1)” through “(9)”.

“Assignment and Assumption Agreement” shall mean the Assignment and Assumption Agreement among Buyer, Seller and Seller Parent, in the form attached hereto as Exhibit A.

“Assumed Contracts” shall mean the Contracts and Auto Leases listed on Schedule 1.1 (other than any obligation or liability under any such Contract or Auto Lease resulting from any default or non-performance by Seller or Seller Parent prior to the Closing).

“Assumed Liabilities” shall mean: (i) the Liabilities due or arising after the Closing under the Assumed Contracts (other than any Liability arising out of or relating to a breach or violation under an Assumed Contract which occurred prior to the Closing); (ii) the Liabilities of Seller or Seller Parent for those severance and stay bonus obligations, if applicable, set forth on Schedule 1.2 to the extent such severance and stay bonus obligations become payable to any Continuing Employee pursuant to an offer of employment made in accordance with Section 5.4(a) hereof, and accrued but unused vacation, as described and in the aggregate amounts set forth on Schedule 1.2; and (iii) payments, if any, due in respect of overpayments for testing services and all costs relating to the completion of any work-in-process.

“Audit” shall mean any audit, assessment or other examination of Taxes or Tax Returns by the IRS or any other domestic or foreign Governmental Authority responsible for the administration of any Taxes, proceeding or appeal of such proceeding relating to Taxes.

“Auto Leases” shall mean the automobile leases related to the automobiles leased by Seller or Seller Parent on behalf of any Continuing Employee in connection with his or her employment with Seller or Seller Parent, as applicable, prior to the Closing Date.

    […***…]

*Confidential Treatment Requested

[…***… (continued)]

“Bill of Sale” shall mean the bill of sale executed by Seller and Seller Parent in favor of Buyer, in the form attached hereto as Exhibit B.

“Books and Records” shall mean the original or true and complete copies of all material books, records, data and information in each case with respect to the Assets and the operation of the Business possessed by Seller or Seller Parent, including all records (maintenance and otherwise), manuals, drawings and warranties relating to the Leased Real Property and all Equipment.

“Business” shall mean the business of: (i) providing the proprietary FAMILION family of genetic tests for inherited cardiac syndromes; and (ii) developing and commercializing other proprietary genetic and related biomarker tests, other than any proprietary genetic and related biomarker tests of or relating to Seller’s therapeutic development business, which, for the avoidance of doubt, does not and will not include any proprietary genetic and related biomarker tests included in the Assets.

“Buyer Employee Benefit Plans” shall have the meaning given to such term in Section 5.4(c).

“Business Employees” shall mean the employees of Seller or Seller Parent, as applicable, who perform services primarily in connection with the operation of the Business, each of whom is set forth on Schedule 3.13(a).

“Buyer” shall have the meaning given to such term in the first sentence of this Agreement.

“Buyer Common Stock” shall mean the common stock, par value $0.01 per share, of Buyer.

“Buyer Confidential Information” shall have the meaning given to such term in Section 6.10(a).

“Buyer Indemnified Party” and “Buyer Indemnified Parties” shall have the meanings given to such terms in Section 6.2(a).

“Buyer Indemnifying Party” and “Buyer Indemnifying Parties” shall have the meanings given to such terms in Section 6.2(a).

“Buyer SEC Documents” shall mean all reports, schedules, forms, statements, prospectuses, registration statements, certifications and other documents required to be filed with or furnished to the SEC by Buyer or its officers since December 31, 2009, together with any exhibits and schedules thereto and other information incorporated therein.

“Buyer Securities” shall have the meaning given to such term in Section 3.28(a).

*Confidential Treatment Requested

“Cash Indemnification Limit” shall have the meaning given to such term in Section 6.4(a).

“Change of Control” shall mean any single transaction or series of related transactions involving:  (i) any merger, consolidation, business combination, or other similar transaction involving Buyer, as a result of which the stockholders of Buyer immediately prior to such transaction hold, in the aggregate, less than 50% of the voting power of Buyer or the surviving entity immediately after such transaction; or (ii) any sale, transfer or disposition of all or substantially all of the assets of Buyer.

“Claim” shall mean all demands, claims, actions, investigations, causes of action, proceedings and arbitrations, whether brought by any Party to this Agreement or any third party.

“Clean-Up” shall mean all actions required under Environmental Laws to: (i) contain, clean-up, remove, treat or remediate Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (ii) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (iii) respond to any government requests for information or documents in any way relating to clean-up, removal, treatment or remediation or potential clean-up, removal, treatment or remediation of Hazardous Material in the indoor or outdoor environment.

“Closing” shall have the meaning given to such term in Section 2.7.

“Closing Cash Consideration” shall have the meaning given to such term in Section 2.2(a).

“Closing Consideration” shall have the meaning given to such term in Section 2.2(c).

“Closing Date” shall have the meaning given to such term in Section 2.7.

“Collected A/R Amounts” shall have the meaning given to such term in Section 2.3.

“Continuing Employee” shall have the meaning given to such term in Section 5.4(b).

“Contracts” shall mean all oral or written contracts, agreements, leases, licenses, mortgages, indentures, instruments and other arrangements to which a Party is a party or by which a Party or any of its properties are bound.

“Delayed Asset” shall have the meaning given to such term in Section 2.1(b).

“Delayed Liability” shall have the meaning given to such term in Section 2.1(b).

“Delayed Required Consent” shall have the meaning given to such term in Section 2.1(b).

“Employee Benefit Plans” shall mean any “employee benefit plan” (as defined in Section 3(3) of ERISA) and any other employee benefit plans, programs or arrangements, including each severance pay, bonus, deferred compensation, incentive compensation, stock purchase, stock option or other equity-based compensation, death benefit, group insurance, hospitalization or other medical, dental, health, life (including all individual life insurance policies as to which Seller or Seller Parent is the owner, beneficiary or both), disability or other insurance, IRC Section 125 “cafeteria” or “flexible” benefit plan, pension, savings, profit-sharing or retirement plan, program or arrangement: (i) under which current or former employees, officers or independent contractors are entitled to participate by reason of their employment or service with Seller, Seller Parent or their respective ERISA Affiliates or any of their dependents or beneficiaries, whether or not any of the foregoing is funded, insured or self-funded, written or otherwise or with respect to which Seller, Seller Parent or their respective ERISA Affiliates are or were a party or a sponsor or a fiduciary thereof or by which Seller, Seller Parent or their respective ERISA Affiliates are bound; or (ii) with respect to which Seller, Seller Parent or their respective ERISA Affiliates may have any direct or indirect, actual or contingent Liability (including any of the foregoing that have been terminated previously).

“Encumbrance” shall mean any right, option, right of refusal, restriction, covenant, condition, agreement, Lien, pledge, security interest, mortgage or other encumbrance of title.

“Environmental Claim” shall mean any Claim by any Person against Seller, Seller Parent or the Facility alleging Liability (including Liability for investigatory costs, Clean-Up costs, Remedial Action, governmental response costs, natural resources damages, property damages, personal injuries or penalties) under any Environmental Law arising out of, based on or resulting from: (i) the presence, or Release, of any Hazardous Material at the Facility; or (ii) circumstances forming the basis of any violation, or alleged violation, by Seller or Seller Parent under any Environmental Law or Environmental Permit.

“Environmental Law” shall mean all applicable federal, state and local laws and regulations relating to pollution or protection of human health, natural resources and the environment. Without limiting the generality of the foregoing, Environmental Law includes Laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials and all Laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials.

“Environmental Liability” shall mean any Liability resulting from: (i) an actual Environmental Claim; (ii) the failure to comply with any requirement of Environmental Law; (iii) the failure to obtain or comply with any required Environmental Permit; (iv) a Remedial Action; or (v) any harm or injury to any Person, to public health, or to the environment as a result of actual or threatened exposure to any Hazardous Material.

“Environmental Permit” shall mean each Permit which is or may be required under any applicable Environmental Law.

“Equipment” shall mean all machinery, vehicles, equipment, furniture, fixtures, furnishings, parts, tools, raw materials, works-in-progress, finished goods, supplies, inventory, engineering and other items of tangible personal property owned or leased by Seller or owned or leased by Seller Parent, whether located at the Leased Real Property or otherwise, that are primarily used in the operation of the Business. Each material item of Equipment is set forth on Schedule 1.1.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliates” shall mean any entity, trade or business (whether or not incorporated) that is a member of a controlled group with, or under common control with, or part of an affiliated service group that includes, Seller or Seller Parent within the meaning of Section 414(b), (c), (m), (o) or (t) of the IRC.

“Exchange” shall mean any national securities exchange registered with the SEC pursuant to Section 6(a) of the Exchange Act.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Assets” shall mean all assets of Seller and Seller Parent other than the Assets, which, for the avoidance of doubt, shall include the following: (i) all cash and cash equivalents; (ii) any amounts due from Affiliates of Seller or Seller Parent; (iii) any and all Contracts or policies of insurance and insurance plans and any cash value thereof; and (iv) any and all Claims of Seller with respect to refunds of monies paid to any Governmental Authority (including Tax refunds) prior to the Closing Date.

“Excluded Liabilities” shall mean all Liabilities of Seller, Seller Parent and their respective Affiliates that are not Assumed Liabilities, including: (i) any Liability or responsibility of Seller, Seller Parent or any of their respective Affiliates under the Transaction Documents; (ii) any Environmental Claim against, or Environmental Liability of, Seller or Seller Parent to the extent the underlying Claim is attributable to acts or omissions occurring at or prior to the Closing; (iii) any Liability or responsibility of Seller, Seller Parent or any of their respective Affiliates arising out of or relating to a breach or violation under an Assumed Contract which occurred on or prior to the Closing; (iv) all Liabilities of Seller, Seller Parent or their respective Affiliates arising under applicable Workers’ Compensation Acts for or based upon the employment of (a) the current and former employees of Seller, Seller Parent or their respective Affiliates who are not Business Employees and (b) the Business Employees, but in the case of Business Employees who are Continuing Employees only with respect to Claims where the date of injury, acts or misconduct or the date of last injurious exposure occurred prior to the date such Continuing Employees began working for Buyer; (v) all Liabilities of Seller, Seller Parent or their respective ERISA Affiliates arising under or related to or based upon any Employee Benefit Plans  (except to the extent expressly set forth in clause “(ii)” of the definition of Assumed Liabilities with respect to the Continuing Employees), whether under the terms of such Employee Benefit Plans or any other Laws, including all Liabilities of a fiduciary for breach of fiduciary duty or any other failure to act or comply in connection with such Employee Benefit Plans, all Liabilities arising from or related to the termination thereof or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan; (vi) all Liabilities of Seller, Seller Parent or their respective Affiliates for salaries, wages, bonuses, vacation days, personal days and similar forms of leave or compensation for or based upon the employment (or termination of employment) by Seller or Seller Parent of (a) the current and former employees of Seller, Seller Parent or their respective affiliates who are not Business Employees and (b) the Business Employees (except to the extent expressly set forth in clause “(ii)” of the definition of Assumed Liabilities with respect to the Continuing Employees); (vii) all Liabilities of Seller, Seller Parent or any of their respective Affiliates for Claims of any current or former employees pursuant to the WARN Act arising out of acts or omissions of Seller, Seller Parent or any of their respective Affiliates prior to and including the Closing Date; (viii) all Liabilities of Seller, Seller Parent or any of their respective Affiliates arising out of or in connection with compliance prior to the Closing Date with Health and Safety Requirements pertaining to the Assets, and all Liabilities of Seller, Seller Parent or any of their respective Affiliates arising out of or in connection with compliance with all Laws relating to equal employment opportunity, employment or labor relations concerning the employment of any employee by Seller, Seller Parent or any of their respective Affiliates, or relating to any other action taken or not taken by Seller, Seller Parent or any of their respective Affiliates concerning (a) the current and former employees of Seller, Seller Affiliate or Seller Parent who are not Business Employees and (b) the Business Employees, but only with respect to matters commencing during or arising out of the employment of such Business Employees by Seller, Seller Parent or any of their respective Affiliates; and (ix) the amount of accrued but unpaid vacation determined pursuant to Section 2.2(b)(ii).

“Facility” shall mean Seller’s existing leased CLIA-certified laboratory facility located at 5 Science Park, New Haven, Connecticut 06511.

“FCGamma Assay” shall have the meaning given to such term in Section 2.4(a).

“FCGamma Assay Milestone Consideration” shall have the meaning given to such term in Section 2.4(a).

“Financial Statements” shall have the meaning given to such term in Section 3.3.

“First Note” shall mean the secured promissory note, in the form attached hereto as Exhibit D, to be issued by Buyer to Seller pursuant to Section 2.2(b).

“First Note Consideration” shall have the meaning given to such term in Section 2.2(b).

“Fundamental Representations” shall have the meaning given to such term in Section 6.1.

“GAAP” shall mean generally accepted accounting principles as in effect in the United States of America as of the date and period covered by the subject financial statement.

“Governmental Authority” shall mean any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court,

agency, commission or official, including any political subdivision thereof, or any non-governmental self-regulatory agency, commission or authority.

“Hazardous Material” shall mean any substance, chemical, compound, product, solid, gas, liquid, waste, byproduct, pollutant, contaminant or material in such quantities and/or concentrations that are classified or regulated as “hazardous” or “toxic” or words of like import pursuant to Environmental Law, and includes friable asbestos-containing material, polychlorinated biphenyls and oil.

“Health and Safety Requirements” shall mean all applicable federal, state, local and foreign Laws concerning public health and safety and worker health and safety each as in effect as of the Closing Date, other than Environmental Laws.

“Indefinite Fundamental Representations” shall have the meaning given to such term in Section 6.1.

“Indemnification Deductible” shall have the meaning given to such term in Section 6.4(a).

“Intellectual Property” shall mean and includes all past, present, and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (i) trademarks, service marks, brand names, certification marks, trade names, trade dress, logos, symbols, proprietary indicia, domain names, corporate names and doing business designations and other indications of origin, and all translations, adaptations, derivations and combinations of the foregoing , whether registered, unregistered and/or under common law, and applications for registration of the foregoing, together with the goodwill associated therewith, throughout the world (“Trademarks”); (ii) all patents, all filed or pending patent applications, patent disclosures, utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs, including all related continuations, divisionals, reissues and reexaminations and foreign counterparts throughout the world (“Patents”); (iii) trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; (iv) rights associated with works of authorship, including exclusive exploitation rights, copyright rights, moral rights, mask works, database rights, design rights, industrial property rights, publicity rights and privacy rights and all registrations and applications for registration thereof; (v) other proprietary rights in Intellectual Property of every kind and nature including without limitation inventions, invention disclosures, statutory invention registrations, trade secrets and confidential information, know-how, manufacturing and product processes, procedures and techniques, specifications, research and development information, clinical data, formulae, assays, software, documentation, data, including financial, marketing, technical, and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, whether patentable or non-patentable, whether copyrightable or non-copyrightable and whether or not reduced to practice; and (vi) other proprietary rights in or relating to registrations, renewals, extensions, combinations, continuations, divisionals,  reexaminations, and reissues of, and applications for and foreign counterparts of, any of the rights referred to in clauses “(i)” through “(v)” above, including the right to enforce and receive remedies, including damages, against past, present, and future infringement thereof and rights of protection of interest therein under the laws of all jurisdictions.

“IRC” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“IRS” means the Internal Revenue Service.

“Key Customers and Suppliers” shall have the meaning given to such term in Section 3.20.

“Knowledge of Buyer” and “to Buyer’s Knowledge” means the actual knowledge of the directors and executive officers of Buyer after reasonable investigation.

“Knowledge of Seller” and “to Seller’s Knowledge” means the actual knowledge of the directors and executive officers of Seller and Seller Parent after reasonable investigation; provided, however, when used in Section 3.16, “Seller’s Knowledge” shall mean the actual knowledge of the directors and executive officers of Seller and Seller Parent without further inquiry or investigation.

“Landlord” shall mean Science Park Development Corporation.

“Landlord Consent” shall mean the Landlord’s written consent to the Sublease, which shall be in a form reasonably acceptable to the Parties.

“Law” and “Laws” shall mean any constitution, statute, code, regulation, rule, injunction, judgment, order, decree, ruling, charge, permit, license or other authorization or restriction of any applicable Governmental Authority.

“Leased Real Property” shall mean that portion of the Facility that is utilized in connection with the operation of the Business and is being subleased to Buyer pursuant to the Sublease Agreement and any and all rights, title and interests of Seller or Seller Parent in such portion of the Facility, together with all fixtures, structures and improvements located thereon and appurtenances belonging thereto, including all easements, licenses, rights, claims and interests necessary or appropriate to the operation of such portion of the Facility.

“Lease” shall mean that certain Lease, dated January 12, 2006 and as thereafter amended from time to time, between the Landlord and Seller Parent.

“Liability” and “Liabilities” shall mean any and all liabilities, debts or obligations, asserted or unasserted, absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, due or to become due, including any liability for Taxes.

“Lien” shall mean, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind or nature.

“Loss” or “Losses” shall mean all debts, liabilities, obligations, losses, damages, costs and expenses (including, interest and prejudgment interest in any litigated matter), penalties, fines, court costs and reasonable consultants’ and attorneys’ fees and expenses, judgments, settlements and assessments.

“Material Adverse Effect” shall mean any event, change or occurrence that individually or together with any other event, change or occurrence, has a material and adverse impact on: (i) the Assets; (ii) the ability of Seller or Seller Parent to consummate the transactions contemplated by this Agreement and the other Transaction Documents; or (iii) the condition or operation of the Business or the Leased Real Property, except to the extent resulting from (a) changes in general local, domestic, foreign, or international economic conditions, (b) changes affecting generally the industries or markets of the Business, (c) acts of war, sabotage or terrorism, military actions or the escalation thereof, (d) any changes in applicable laws or accounting rules or principals, including changes in GAAP, (e) any other action required by this Agreement, or (f) the announcement of this Agreement or the transactions contemplated hereby.

“Milestone Consideration” shall have the meaning given to such term in Section 2.4(b).

“Multiemployer Plan” shall mean any Employee Benefit Plan that is a “multiemployer plan” as defined in Section 3(37) or Section 4001(a)(3) of ERISA.

“Noncompetition Agreement” shall mean the Noncompetition and Nonsolicitation Agreement among Buyer, Seller and Seller Parent, in the form attached hereto as Exhibit C.

“Notes” shall mean the First Note and the Second Note.

“Outstanding A/R Amounts” shall have the meaning given to such term in Section 2.3.

“Party” and “Parties” shall have the meanings given to such terms in the first sentence of this Agreement.

“Permits” shall mean all licenses, identification numbers, permits, certificates, orders, consents, approvals, registrations, authorizations, qualifications and filings required under all applicable Laws.

“Permitted Encumbrances” shall mean (i) Encumbrances imposed by any Governmental Authority for Taxes not yet due and payable or that are being contested in good faith; and (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Encumbrances arising in the ordinary course of business or that are being contested in good faith.

“Person” shall mean any natural person, firm, partnership, association, corporation, limited liability company, trust, entity, public body or Governmental Authority.

“Pre-Closing Period” shall have the meaning given to such term in Section 5.3.

“Purchase Price” means the sum of: (i) the Closing Consideration paid pursuant to Section 2.2; (ii) the Accounts Receivable Consideration, if any, paid pursuant to Section 2.3; (iii) the Milestone Consideration, if any, paid pursuant to Section 2.4; (iii) the Royalty/Margin Consideration, if any, paid pursuant to Section 2.5; and (iv) the Subsequent Sale Consideration, if any, paid pursuant to Section 2.6.

“Qualified Plan” shall mean any Employee Benefit Plan intended to be qualified under Section 401(a) of the IRC.

“Related Material Contracts” shall have the meaning given to such term in Section 3.10(a).

“Release” shall mean any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata), or into or out of any property (including the Facility and any other property that has affected or may affect the Facility), including the movement of Hazardous Material through or in the air, soil, surface water, groundwater or property.

“Remedial Action” shall mean any action or proceeding required under Environmental Law to: (i) cause the removal of any Hazardous Material; (ii) correct or prevent an environmental problem resulting from the prior treatment, storage, disposal or Release of Hazardous Material or to recover the cost of any such corrections or preventions by a Governmental Authority or third party; or (iii) cause the removal of any fill or implement any remediation, restoration or mitigation that may be required in connection with any dredging, filling or disturbance activities in any “wetlands”, “waters of the United States”, “State-owned bottoms” or “subaqueous bottoms” (as those terms are defined by the regulations and formal guidance established by the U.S. Army Corps of Engineers or any other Governmental Authority of competent jurisdiction).

“Required Consents” shall mean: (i) the Landlord Consent; and (ii) the consents set forth on Schedule 3.2(b), each of which shall be satisfactory in form to Buyer in its sole discretion.

“Royalty/Margin Consideration” shall have the meaning given to such term in Section 2.5.

“Royalty/Margin Payment Period” shall mean, for each Subject Biomarker Assay, the period commencing on the date of the first commercial sale of such Subject Biomarker Assay and ending on the expiration date of the last to expire Valid Claim of any Patent right with respect to such Subject Biomarker Assay that were included in the Assets.  For the FCGamma Assay, the Royalty/Margin Payment Period shall extend until at least the last to expire Valid Claim of any of the following US Patent Application Serial Nos. 08/868,279; 10/492,183; 12/858,343; 11/597,981; 11/629,808; and 11/587,781.

“Schedule of Accrued Vacation” shall mean the itemized schedule of all accrued but unpaid vacation for each Business Employee as of the Closing Date, which schedule shall be delivered no less than two Business Days prior to Closing and shall set forth, in each case as of the Closing Date, (i) the name of each Business Employee, (ii) the number of accrued vacation days for each Business Employee; and (iii) the total cost for such accrued vacation days for each Business Employee.

“SEC” shall mean the United States Securities and Exchange Commission.

“Second Note” shall mean the secured promissory note, in the form attached hereto as Exhibit E, to be issued by Buyer to Seller pursuant to Section 2.2(c).

“Second Note Consideration” shall have the meaning given to such term in Section 2.2(c).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Agreement” means the Security Agreement between Buyer and Seller, in the form attached hereto as Exhibit F.

“Seller” shall have the meaning given to such term in the first sentence of this Agreement.

“Seller Confidential Information” shall have the meaning given to such term in Section 6.10(b).

“Seller Indemnified Party” and “Seller Indemnified Parties” shall have the meanings given to such terms in Section 6.3(a).

“Seller IP” shall have the meaning given to such term in Section 3.19(c).

“Seller Parent” shall have the meaning given to such term in the first sentence of this Agreement.

“Seller Parent SEC Documents” shall mean all reports, schedules, forms, statements, prospectuses, registration statements, certifications and other documents required to be filed with or furnished to the SEC by Seller Parent or its officers since March 31, 2010, together with any exhibits and schedules thereto and other information incorporated therein.

“Seller Registered IP” shall have the meaning given to such term in Section 3.19(a).

“Seller Service Providers” shall have the meaning given to such term in Section 5.7.

“Subject Biomarker Assay” shall mean any biomarker assay developed, commercialized or sold by Buyer following the Closing that is based on Intellectual Property included in the Assets.

“Subject Biomarker Assay Technology” shall mean all proprietary technology, including all Intellectual Property, necessary for the performance of a Subject Biomarker Assay.

“Sublease Agreement” shall mean the Sublease Agreement relating to the Leased Real Property between Buyer and Seller Parent, in the form attached hereto as Exhibit G.

“Sublicense Agreement” shall mean the Sublicense Agreement between Seller Parent and Buyer, in the form attached hereto as Exhibit H.

“Subsequent Sale Consideration” shall have the meaning given to such term in Section 2.6(c).

“Tax” or “Taxes” shall mean any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs, duties, capital stock, franchise, profits, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value-added, alternative or add-on minimum, estimated or other taxes of any kind whatsoever imposed, assessed or collected by or under the authority of any Governmental Authority, including any interest, penalties and additions imposed thereon or with respect thereto, whether disputed or not.

“Tax Return” shall mean any report, return, information return, schedule, claim for refund or other information, including any attachment thereto or amendment thereof, supplied or required to be supplied to a Governmental Authority in connection with Taxes.

“Third-Party IP” shall have the meaning given to such term in Section 3.19(a).

“Total Indemnification Limit” shall have the meaning given to such term in Section 6.4(a).

“Trading Day” shall mean: (i) if the Buyer Common Stock is listed or quoted on an Exchange, any day on which the Buyer Common Stock is traded on such Exchange; (ii) if the Buyer Common Stock is not listed or quoted on an Exchange but if prices for the Buyer Common Stock are then listed or quoted on the OTC Bulletin Board, any day on which the Buyer Common Stock is traded on the over-the-counter market, as reported by the OTC Bulletin Board; or (iii) if the Buyer Common Stock is not quoted on the OTC Bulletin Board but if prices for the Buyer Common Stock are then reported by Pink OTC Markets Inc. (or any similar organization or agency succeeding its functions of reporting prices), any day on which the Buyer Common Stock is traded in the over-the-counter market as reported by Pink OTC Markets Inc. (or any similar organization or agency succeeding its functions of reporting prices); provided, however, that in the event that the Buyer Common Stock is not listed or quoted as set forth in clause “(i)”, “(ii)” or “(iii)” of this definition, then Trading Day shall mean any business day.

“Transaction Documents” shall mean this Agreement and all other documents and certificates contemplated herein or delivered pursuant hereto, including the Assignment and Assumption Agreement, the Bill of Sale, the Landlord Consent, the Notes, the Security Agreement, the Sublease Agreement, the Transition Services Agreement, and the Sublicense Agreement.

“Transfer Taxes” shall mean all federal, state, local or foreign sales, use, transfer, real property transfer, mortgage recording, stamp duty, value-added or similar Taxes that may be imposed in connection with the transfer of the Assets or the assumption of the Assumed

Liabilities, together with any interest, additions to Tax or penalties with respect thereto and any interest in respect of such additions to Tax or penalties.

“Transition Services” shall have the meaning given to such term in Section 5.7.

“Transition Services Agreement” shall have the meaning given to such term in Section 5.7.

“Valid Claim” shall mean a claim of an issued and unexpired Patent that has not been permanently revoked, held unenforceaable or invalid by a final, non-appealable decision of a court.

“VWAP” shall mean, for any Trading Day, the applicable price of Buyer Common Stock as determined by the first of the following clauses that applies: (i) if the Buyer Common Stock is then listed or quoted on an Exchange, the daily volume weighted average price of the Buyer Common Stock for such Trading Day on the Exchange on which the Buyer Common Stock is then listed or quoted as reported by Bloomberg L.P. (or any organization or agency succeeding its functions of reporting prices); (ii) if the Buyer Common Stock is not then listed or quoted on an Exchange, but if prices for the Buyer Common Stock are then listed or quoted on the OTC Bulletin Board, the volume weighted average price of the Buyer Common Stock for such Trading Day on the OTC Bulletin Board; (iii) if the Buyer Stock is not then listed or quoted on the OTC Bulletin Board, but if prices for the Buyer Common Stock are then reported by Pink OTC Markets Inc. (or any similar organization or agency succeeding its functions of reporting prices), the most recent bid price per share of the Buyer Common Stock so reported; or (iv) in all other cases, the fair market value of a share of Buyer Common Stock as determined in good faith by the board of directors of Buyer.

“Waban Agreement” means that certain Software Master License Agreement dated May 31, 2007 between Seller Parent and Phase Forward f/k/a Waban Software, Inc, as amended on August 29, 2008.

“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act, as amended.

“Workers’ Compensation Acts” shall mean all applicable Laws that provide for awards to employees and their dependents for employment-related accidents and diseases.

1.2          Construction.  All article, section, subsection, schedule and exhibit references herein are to this Agreement unless otherwise specified. All schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein. Unless the context of this Agreement clearly requires otherwise: (i) the singular shall include the plural and the plural shall include the singular wherever and as often as may be appropriate; (ii) the words “includes” or “including” shall mean “including without limitation”; and (iii) the words “hereof”, “herein”, “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear.

ARTICLE 2
SALE AND PURCHASE, ASSIGNMENT AND ASSUMPTION

2.1          Sale and Purchase, Assignment and Assumption.

(a)           At the Closing, Seller and Seller Parent shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase and accept the assignment of, all of the Assets, free and clear of any and all Encumbrances, pursuant to the execution and delivery of the Bill of Sale, the Assignment and Assumption Agreement and such other documents as are necessary to sell, transfer, convey, deliver and assign the Assets to Buyer.  For the avoidance of doubt, Buyer shall not purchase or accept the assignment of, nor shall it be deemed to have purchased or accepted the assignment of, any Excluded Assets or Contracts that are not Assumed Contracts.  Prior to or promptly following the Closing, Seller or Seller Parent shall remove, at Seller’s or Seller Parent’s sole expense, all Excluded Assets from the Leased Real Property.

(b)           Notwithstanding anything to the contrary in this Agreement or the other Transaction Documents, this Agreement and the other Transaction Documents shall not constitute an agreement to assign or transfer any Asset or interest therein which, absent a Required Consent, would constitute a breach or violation of any Contract or Permit pertaining to such Asset or interest therein or of applicable Law, or would adversely affect the rights or obligations to be assigned or transferred to or for the account of Buyer with respect to such Asset or interest therein, if such Required Consent shall not have been obtained with respect to such Asset or interest therein prior to the Closing (each, a “Delayed Required Consent”).  Any transfer or assignment to Buyer by Seller or Seller Parent, as applicable, of any such Asset or interest therein (each, a “Delayed Asset”), and any assumption by Buyer of any corresponding Assumed Liability (each, a “Delayed Liability”), shall be made subject to all such Delayed Required Consents in respect of such Delayed Asset being obtained.  If there are any such Delayed Assets, each of Seller and Seller Parent shall use its commercially reasonable efforts to obtain all such Delayed Required Consents in respect thereof as promptly as practicable following the Closing, without any further cost to Buyer or any of its Affiliates.  Until all Delayed Required Consents have been obtained:  (i) Seller or Seller Parent, as applicable, shall maintain its corporate existence and hold such Delayed Assets in trust on behalf of Buyer; (ii) Seller or Seller Parent, as applicable, shall cooperate with Buyer for no additional consideration in any lawful arrangement (including subleasing or subcontracting, or performance thereunder by Seller or Seller Parent, as applicable, as Buyer’s agent) to preserve and to provide Buyer with all of the benefits of or under any such Delayed Assets; (iii) Seller or Seller Parent, as applicable, shall otherwise enforce and perform for the account of Buyer, at Buyer’s sole expense, and as reasonably directed by Buyer any other rights of Seller or Seller Parent, as applicable, arising from such Delayed Assets, and shall comply with the terms and provisions of such Delayed Assets as agent for Buyer and for Buyer’s benefit; and (iv) with respect to such Delayed Assets, Seller or Seller Parent, as applicable, except as permitted by Applicable Law, hereby hires and authorizes Buyer to perform the obligations specified in such Delayed Assets on Seller’s or Seller Parent’s behalf, as applicable, pursuant to the terms of such Delayed Assets.  At such time after the Closing as all Delayed Required Consents with respect to a Delayed Assets have been obtained, such Delayed Assets shall automatically be transferred and assigned by Seller or Seller Parent, as applicable, to Buyer for no additional consideration without any further act on the part of any Party.

(c)           At the Closing, Seller shall transfer and assign to Buyer, and Buyer shall assume and accept the assignment of, and responsibility for payment of, the Assumed Liabilities pursuant to the execution and delivery of the Assignment and Assumption Agreement and such other documents as are necessary to assign the Assumed Liabilities to Buyer.  For the avoidance of doubt, Buyer shall not assume and shall not have any responsibility with respect to, and shall not be deemed to have assumed or be responsible for, any Excluded Liabilities.

2.2          Closing Consideration.  At the Closing and as consideration for the sale of the Assets to Buyer by Seller and Seller Parent, Buyer shall, in addition to assuming the Assumed Liabilities pursuant to Section 2.1(c):

(a)           pay to Seller, by wire transfer of immediately available funds to an account designated by Seller, an amount equal to $6,000,000 (the “Closing Cash Consideration”);

(b)           issue to Seller the First Note in the initial aggregate principal amount equal to the sum of (i) $8,500,000, plus (ii) an amount not to exceed $200,000, which amount shall be equal to the aggregate amount of accrued but unpaid vacation set forth on the Schedule of Accrued Vacation for those Business Employees who become Continuing Employees and who have elected to receive a cash payment, payable by Seller prior to or on the Closing Date, for their accrued but unpaid vacation, plus (iii) an amount equal to Buyer’s pro rata share of the  annual license and maintenance fee paid by Seller or Seller Parent pursuant to the Waban Agreement for the period beginning on August 28, 2010 and ending on August 27, 2011, with such pro rata share of Buyer determined based on the number of days between the Closing Date and August 27, 2011; and

(c)           issue to Seller the Second Note in the initial aggregate principal amount of $932,000 (the “Second Note Consideration” and, together with the First Note Consideration and the Closing Cash Consideration, the “Closing Consideration”).

2.3          Accounts Receivable Consideration.  As additional consideration for the sale of the Assets to Buyer by Seller and Seller Parent, for a period of eighteen (18) months following the Closing Date (the “A/R Collection Period”), Buyer shall pay to Seller, if and as applicable, a percentage of all amounts collected by Buyer during the A/R Collection Period without reduction or setoff (the “Collected A/R Amounts”) in respect of outstanding accounts receivables included in the Assets and set forth on Schedule 3.4 (the “Outstanding A/R Amounts”) in accordance with the following:

Collected A/R Amount	Percentage Owed to Seller
First $1,000,000 collected during the A/R Collection Period	[…***…]%

Next $1,500,000 collected during the A/R Collection Period	[…***…]%

All remaining amounts collected during the A/R Collection Period	[…***…]%

*Confidential Treatment Requested

All payments of Collected A/R Amounts (collectively, the “Accounts Receivable Consideration”) shall be: (i) paid in cash on a quarterly basis, with payment for each quarter during the A/R Collection Period being due thirty (30) calendar days following the end of such quarter; and (ii) accompanied by a report containing reasonable details regarding Buyer’s collection of the Collected A/R Amounts during such quarter and the remaining Outstanding A/R Amounts following such quarter.  Buyer shall use commercially reasonable efforts (consistent with Buyer’s own accounts receivable collection policies) to collect all Outstanding A/R Amounts during the A/R Collection Period; provided, however, that subject to its compliance with the foregoing, in no event shall Buyer be liable to Seller or Seller Parent for any failure to collect any Outstanding A/R Amounts during the A/R Collection Period or for any Collected A/R Amounts in excess of the amounts set forth above or collected following the expiration of the A/R Collection Period.  Seller and Seller Parent will have the right, at their own expense, upon reasonable prior notice, to inspect and audit the records of Buyer with respect to Buyer’s payment obligations under this Section 2.3, and Buyer shall provide reasonable assistance to Seller or Seller Parent in connection with any such inspection and audit.

2.4          Milestone Consideration.  As additional consideration for the sale of the Assets to Buyer by Seller and Seller Parent, Buyer shall pay to Seller, if and as applicable:

(a)           a one-time payment of $250,000, due within ten (10) days following the […***…] by Buyer of any assay that […***…] FCGamma gene, whether alone or in combination with other genes or tests (“FCGamma Assay”) that is a Subject Biomarker Assay (the “FCGamma Assay Milestone Consideration”); provided, however, that such payment may be made, in Buyer’s sole discretion, either in cash or via the issuance to Seller of that number of shares of Buyer Common Stock equal to: (i) $250,000; divided by (ii) the 20-Day VWAP; and

(b)           a one-time payment of $250,000, due within ten (10) days following the […***…] by Buyer of any assay that […***…] ABCB or MDR gene, whether alone or in combination with other genes or tests (“ABCB1 Assay”) that is a Subject Biomarker Assay (the “ABCB1 Assay Milestone Consideration” and, together with the FCGamma Assay Milestone Consideration, the “Milestone Consideration”); provided, however, that such payment may be made, in Buyer’s sole discretion, either in cash or via the issuance to Seller of that number of shares of Buyer Common Stock equal to: (i) $250,000; divided by (ii) the 20-Day VWAP.

2.5          Royalty/Margin Consideration.

(a)           As additional consideration for the sale of the Assets to Buyer by Seller and Seller Parent, Buyer shall pay to Seller in respect of reimbursements received by Buyer or its Affiliates from payors or any sublicencees in connection with the performance of Subject Biomarker Assays (or sales of reagent-assay kits including Subject Biomarker Assays) during each quarter during the Royalty/Margin Payment Period an amount per Subject Biomarker Assay performed (or per reagent-assay kit including a Subject Biomarker Assay sold) during such quarter equal to the greater of: (i) […***…]

*Confidential Treatment Requested

[…***… (continued)]]

Average Assay Reimbursement Amount	Applicable Royalty Rate	Applicable Margin Percentage
[…***…]	[…***…]%	[…***…]%

[…***…]	[…***…]%	[…***…]%
[…***…]	[…***…]%	[…***…]%
[…***…]	[…***…]%	[…***…]%

All payments based on the applicable royalty rates or applicable margin percentages set forth above (collectively, such payments being the “Royalty/Margin Consideration”) shall be:  (i) paid in cash on a quarterly basis, with payment for each quarter during the Royalty/Margin Payment Period being due forty-five (45) days following the end of such quarter; (ii) calculated and paid separately […***…]; and (iii) accompanied by a report containing reasonable details regarding Buyer’s calculation of the Royalty/Margin Consideration payable in respect of the applicable quarter during the Royalty/Margin Payment Period ([…***…]). Seller and Seller Parent will have the right, at their own expense, upon reasonable prior notice, to inspect and audit the records of Buyer with respect to Buyer’s payment obligations under this Section 2.5, and Buyer shall provide reasonable assistance to Seller and Seller Parent in connection with any such inspection and audit. In the event that Buyer undergoes a Change of Control, Buyer shall, as a condition to the consummation of such Change of Control, require that any acquiror expressly assume the obligations of Buyer to pay the Royalty/Margin Consideration under this Section 2.5 based on the reimbursements received by such acquiror or its Affiliates from payors or any sublicencees in connection with the performance of Subject Biomarker Assays (or sales of reagent-assay kits including Subject Biomarker Assays).

(b)           If, at any time during the Royalty/Margin Payment Period, Buyer sells, transfers, assigns or exclusively licenses, which for the avoidance of doubt shall not include a Change of Control (“Transfers”), to any third party any Subject Biomarker Assay Technology (the “Transferred Technology”), then as a condition to such Transfer, such third party shall be required to assume, with respect to such Transferred Technology, the obligations of Buyer to pay the Royalty/Margin Consideration based on the reimbursements received by such acquiror or its Affiliates from payors or any sublicencees in connection with the performance of Subject Biomarker Assays (or sales of reagent-assay kits including Subject Biomarker Assays).  The Royalty/Margin Consideration payable to Seller by such third party pursuant to this Section 2.5(b) shall be […***…] pursuant to the Transfer, assuming for these purposes that the Transferred Technology related to only one Subject Biomarker Assay.  Such […***…] shall be based on the following schedule:

*Confidential Treatment Requested

[…***…]	[…***…] Royalty/Margin Consideration
[…***…]	[…***…]%
[…***…]	[…***…]%
[…***…]	[…***…]%

If the Transferred Technology relates to more than one Subject Biomarker Assay, then for the purposes of determining the […***…] in Royalty/Margin Consideration set forth above, the […***…] by Buyer pursuant to such Transfer shall be allocated equally among each of the Subject Biomarker Assays relating to such Transferred Technology.

2.6          Subsequent Sale Consideration.  As additional consideration for the sale of the Assets to Buyer by Seller and Seller Parent, Buyer shall pay to Seller (the “Subsequent Sale Consideration”), if and as applicable:

(a)           at any time when the aggregate amount of […***…] paid to Seller pursuant to Section 2.5 is […***…], an amount in cash equal to […***…] of the aggregate proceeds received by Buyer in connection with any Transfer to any third party of any Subject Biomarker Assay Technology during the Royalty/Margin Payment Period; or

(b)           at any time when the aggregate amount of […***…] paid to Seller pursuant to Section 2.5 is […***…], an amount in cash equal to […***…] of the aggregate proceeds received by Buyer in connection with any Transfer to any third party of any Subject Biomarker Assay Technology during the Royalty/Margin Payment Period.

(c)           In the event that Buyer undergoes a Change of Control, Buyer shall, as a condition to the consummation of such Change of Control, require that any acquiror expressly assume the obligations  of Buyer under this Section 2.6 to pay the Subsequent Sale Consideration upon any subsequent Transfer by such acquiror to any third party of any Subject Biomarker Assay Technology.

2.7          Closing.  The closing (the “Closing”) of the transactions contemplated in this Agreement shall take place at 10:00 a.m. Central Time at the offices of Buyer located at 12325 Emmet Street, Omaha, Nebraska 68164 on: (i) the date that is two (2) business days following the satisfaction or waiver of the conditions set forth in Article 5; or (ii) such other time and date as the Parties may agree in writing.  The date on which the Closing occurs is referred to herein as the “Closing Date”.

*Confidential Treatment Requested

2.8          Deliveries at Closing.

(a)           At the Closing, Seller shall deliver, or caused to be delivered, to Buyer the following items, each (where applicable) properly executed:

(i)           a certificate, dated as of the Closing Date, executed by the corporate secretary of each of Seller and Seller Parent, in form and substance satisfactory to Buyer, certifying in each case as to (x) the organizational documents of Seller or Seller Parent, as applicable and (y) the approval of the board of directors (or board of managers) of Seller or Seller Parent, as applicable, approving the transactions contemplated by the Transaction Documents;

(ii)          a certificate, dated as of the Closing Date, executed by an authorized officer of each of Seller and Seller Parent, in form and substance satisfactory to Buyer, certifying in each case as to the fulfillment of the matters referred to in Sections 5.1(a), (b) and (c);

(iii)         a statement, dated as of the Closing Date, in the form set forth in Treasury Regulation § 1.1445-2(b)(2) and made under penalties of perjury by Seller and Seller Parent, that (among other things) neither Seller nor Seller Parent is a foreign Person;

(iv)          the Assignment and Assumption Agreement in the form of Exhibit A hereto;

(v)           the Bill of Sale in the form of Exhibit B hereto;

(vi)          the Landlord Consent;

(vii)         the Noncompetition Agreement in the form of Exhibit C hereto;

(viii)        the First Note and Second Note, in the form of Exhibit D and Exhibit E, respectively, hereto;

(ix)          the Security Agreement in the form of Exhibit F hereto;

(x)           the Sublease Agreement in the form of Exhibit G hereto;

(xi)         the Transition Services Agreement in the form to be agreed upon by the Parties pursuant to Section 5.7;

(xii)        all Required Consents other than the Delayed Required Consents (each of which Delayed Required Consents is set forth on Schedule 2.8(a)(xii));

(xiii)       the Schedule of Accrued Vacation; and

(xiv)        the Sublicense Agreement in the form of Exhibit H hereto.

(b)          At the Closing, Buyer shall deliver, or cause to be delivered, to Seller the following items, each (where applicable) properly executed:

(i)           the Closing Cash Consideration;

(ii)          a certificate, dated as of the Closing Date, executed by the corporate secretary of Buyer, in form and substance satisfactory to Seller, certifying as to (x) the charter and bylaws of Buyer and (y) the approval of the board of directors of Buyer approving the transactions contemplated by the Transaction Documents;

(iii)         a certificate, dated as of the Closing Date, executed by an authorized officer of Buyer, in form and substance satisfactory to Seller, certifying fulfillment of the matters referred to in Sections 5.2(a) and (b); and

(iv)          counterpart signature pages to the documents referenced in Section 2.8(a)(iv) through (xi).

(c)           In connection with and following the Closing, Buyer, Seller and Seller Parent shall execute and deliver to each other such other documents and agreements as may be reasonably necessary and desirable to consummate the transactions contemplated hereby.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER AND SELLER PARENT

Subject to the exceptions set forth on the Schedules delivered by Seller and Seller Parent to Buyer concurrently with the execution of this Agreement (which disclosures shall delineate the section or subsection to which they apply but shall also qualify such other sections or subsections in this Article 3 to the extent that it is readily apparent (without a specific cross-reference) on its face from a reading of the disclosure items that such disclosure is applicable to such other section or subsection), Seller and Seller Parent, jointly and severally, represent and warrant to Buyer as of the date of this Agreement and as of the Closing Date (except with respect to representations and warranties that address matters only as of a particular date, which shall speak as of such particular date):

3.1          Organization of Seller; Authorization and Enforceability.

(a)           Each of Seller and Seller Parent is a limited liability company or corporation duly formed and validly existing under the laws of Delaware, and has all requisite power and authority to own, lease and operate its properties and to carry on the Business.  Each of Seller and Seller Parent is duly qualified or licensed to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or in good standing individually or in the aggregate will not have a Material Adverse Effect.

(b)           This Agreement is, and the other Transaction Documents to which Seller or Seller Parent is a party will be, when executed and delivered by the parties thereto, the valid and binding obligation of Seller and Seller Parent, as applicable, enforceable against Seller and Seller Parent, as applicable, in accordance with their respective terms subject to:  (i) applicable bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium or other similar laws relating to creditors’ rights or creditors’ remedies generally; and (ii) general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).  Each of Seller and Seller Parent has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the other Transaction Documents and to perform its respective obligations under this Agreement and the other Transaction Documents.

(c)           Seller does not hold any ownership interest in any Person.

(d)           Seller Parent owns through one or more wholly owned subsidiaries all of the issued and outstanding equity interests in Seller.

3.2          No Violation or Conflict; Required Consents.

(a)           Except as set forth on Schedule 3.2(a), no notice to or Permit from any Governmental Authority is necessary or is required to be made or obtained by Seller or Seller Parent in connection with the execution and delivery of this Agreement or the other Transaction Documents by Seller or Seller Parent or for the consummation by Seller and Seller Parent of the transactions contemplated hereby or thereby.

(b)           Except as set forth on Schedule 3.2(b), the execution of this Agreement and the other Transaction Documents, the performance by Seller and Seller Parent of their respective obligations under this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) conflict with or result in any breach of any provision of the organizational documents of Seller or Seller Parent; (ii) conflict with or violate any Law binding on Seller or Seller Parent or any of their respective properties or assets; (iii) conflict with or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification or acceleration) under, any of the terms, conditions or provisions of any Contract or other instrument or obligation to which Seller or Seller Parent is a party or by which Seller or Seller Parent or any of their respective properties or assets may be bound; or (iv) cause Seller or Seller Parent to violate, forfeit or otherwise have terminated any Permits or require Buyer, Seller or Seller Parent to file any notice related to any Permits with any Person other than any Governmental Authority.  Other than the Required Consents, no consent of any Governmental Authority or other Person, and no notice to, filing or registration with, or authorization, consent or approval of, any Governmental Authority, entity or other Person is necessary or required to be made or obtained by Seller or Seller Parent in connection with any of the transactions contemplated by the Transaction Documents.

3.3          Financial Statements.  Schedule 3.3 sets forth the following financial statements for the Business (collectively, the “Financial Statements”): (i) the unaudited balance sheet and statement of income for the Business as of, and for the fiscal year ended, March 31, 2010; and (ii) an unaudited balance sheet and statement of income for the Business as of, and for the six (6) months ended September 30, 2010 (the “Interim Balance Sheet”).  The Financial Statements: (x) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (subject to year-end adjustments and to the absence of footnotes); (y) present fairly in all material respects the financial condition of the Business as of such dates and the results of operations of the Business for such periods; and (z) are consistent with the books and records maintained by Seller or Seller Parent with respect to the Business.

3.4          Accounts Receivable.  The accounts receivable of Seller or Seller Parent included in the Assets, which are listed on Schedule 3.4, arose from bona fide transactions in the ordinary course of business. To Seller’s Knowledge, the debtors to which such accounts receivable relate are not in nor subject to a bankruptcy or insolvency proceeding and none of such receivables have been made subject to an assignment for the benefit of creditors.  Neither Seller nor Seller Parent has received written notice of any, and to Seller’s Knowledge there are no, counterclaims or setoffs against or disputes regarding such accounts receivable.

3.5          No Adverse Change.  Except as set forth on Schedule 3.5, since October 1, 2010, there has not been: (i) any Material Adverse Effect; (ii) any loss, damage, condemnation or destruction to any material portion of the Assets (whether covered by insurance or not); (iii) any labor dispute or disturbance, litigation, work stoppage or other event or condition that could have an effect similar to a labor dispute, disturbance, work stoppage or litigation and that has had or could reasonably be expected to have a Material Adverse Effect; (iv) any material Encumbrance made on any of the Assets; (v) any sale, transfer or other disposition of any of the Assets; or (vi) any change in the methods of accounting or accounting practices of Seller, except as required by Law.

3.6          No Litigation.  Except as set forth on Schedule 3.6, there is no Claim pending or, to the Knowledge of Seller, any Claim threatened in writing: (i) relating to the Assets, or operation or maintenance of the Business or the Facility; or (ii) that seeks restraint, prohibition, damages or other relief in connection with this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby. Except as set forth on Schedule 3.6, to the Knowledge of Seller, no Claim has been threatened orally that could reasonably be expected to result in a Material Adverse Effect.

3.7          Title to Assets; Related Matters.  Seller or Seller Parent owns good and valid title to the Assets, free and clear of any and all Encumbrances other than Permitted Encumbrances.  At the Closing, subject to the fulfillment of Buyer’s obligations pursuant to this Agreement, good and valid title to the Assets, free and clear of any and all Encumbrances will pass to Buyer.  The Assets do not include any equity or debt securities of or interest in, or any right or obligation to acquire any equity or debt securities of or interest in, any corporation, partnership, limited liability company, business trust, joint venture or other business association.  Seller and Seller Parent are the only Persons that currently conduct or have conducted the Business since April 1, 2010.  The Assets constitute all of the assets necessary for the operation of the Business as conducted on the date of this Agreement.

3.8          Powers of Attorney.  Seller has granted no outstanding powers of attorney to any Person with respect to any matter.

3.9          Books and Records.  The Books and Records are complete and correct in all material respects, and Seller has made available to Buyer for examination the originals or true and correct copies of all Books and Records for examination.

3.10        Contracts.

(a)           Schedule 3.10(a) is a true and complete list of all material Contracts to which Seller or Seller Parent is a party that relate to the Assets, the Business or the Facility (collectively, the “Related Material Contracts”), including:

(i)           each Assumed Contract;

(ii)          any lease or sublease of, or license to or for, any Asset;

(iii)         any agreement to purchase or sell a capital Asset or any Equipment;

(iv)         any Contract or other document that limits the freedom of Seller or Seller Parent to compete in any line of business similar to the Business or to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any Asset;

(v)           any confidentiality, non-solicitation, non-disclosure, non-competition, employment, change of control, severance or similar Contracts pertaining to the Business Employees;

(vi)          any partnership, joint venture or other similar Contract;

(vii)         any Contract with an Affiliate of Seller or Seller Parent;

(viii)       any agency, dealer, sales representative or other similar agreement;

(ix)         any confidentiality agreements and/or assignment of invention agreements with third parties; or

(x)           any currently proposed arrangement of a type that, if entered into, would be required to be disclosed pursuant to any other subsection of this Section 3.10(a).

Seller has delivered or made available to Buyer true and complete copies of each Related Material Contract that is a written Contract and has summarized on Schedule 3.10(a) the terms of each Related Material Contract that is an oral Contract. Each Assumed Contract: (i) (assuming, with respect to all parties thereto other than Seller or Seller Parent, as applicable, valid authorization, execution and delivery) is in full force and effect; and (ii) is enforceable against Seller or Seller Parent, as applicable, in accordance with its terms, subject to (x) applicable bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium or other similar laws relating to creditors’ rights or creditors’ remedies generally and (y) general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Except as expressly set forth on Schedule 3.10(a), no Assumed Contract has been materially modified by any oral agreement or modified in any respect by any written agreement.

(b)           Seller or Seller Parent, as applicable, has performed and, to the Knowledge of Seller, every other party has performed, each material term, covenant and condition of each of the Assumed Contracts in all material respects that is to be performed by any of them and no event has occurred that would, with the passage of time or compliance with any applicable notice requirements, constitute a material breach, violation or default by Seller or Seller Parent, as applicable, or, to the Knowledge of Seller, any other party, under any of the Assumed Contracts. No party to any of the Assumed Contracts has advised Seller or Seller Parent in writing of its intention to cancel, terminate or exercise any option under any of the Assumed Contracts.  All amount due and owing under the Assumed Contracts for goods and/or services delivered or rendered, as the case may be, prior to the Closing Date shall have been paid in full by Seller or Seller Parent.

(c)           Except for the Required Consents, no consent of any party to the Assumed Contracts is required to maintain such Contract in full force and effect or to avoid a breach, violation or default thereunder as a result of the consummation of the transactions contemplated by the Transaction Documents.

(d)           Other than as set forth on Schedule 3.10(d), Seller is not a party to any Contract, which is not otherwise an Assumed Contract, which will be binding on Buyer or to which any of the Assets will be subject as of or following the Closing Date.

3.11        Leased Real Property.  Seller has delivered to Buyer a true and complete copy of the Lease.  Neither Seller nor Seller Parent has subleased the Facility or any portion thereof (including the Leased Real Property).  All rental and other payments and other obligations required to be paid and performed by Seller or Seller Parent pursuant to the Lease have been duly paid and performed.  The Lease is in full force and effect and enforceable against the Landlord in accordance with its respective terms and there are no defaults and no event has occurred that would, with the passage of time or compliance with any applicable notice requirements, constitute a default by Seller or Seller Parent, or to the Knowledge of Seller, of any other party to the Lease. There are no pending or, to the Knowledge of Seller, threatened condemnation or other proceedings, lawsuits, or administrative actions relating to the Facility or any portion thereof (including the Leased Real Property), or the rights, title or interests of Seller or Seller Parent therein.

3.12        Insurance.  Seller and Seller Parent have been at all times since January 1, 2009 and are currently a party to, or the named insured or beneficiary of coverage under, comprehensive general liability insurance policies that are occurrence-based (rather than claims-made) policies and that are in full force and effect through the Closing.

3.13        Employees.

(a)           Schedule 3.13(a) contains a complete and accurate list of the following information for each Business Employee, including each Business Employee on leave of absence or layoff status: (i) name; (ii) job title; (iii) date of hiring or engagement; (iv) base salary rate, target bonus percentage and most recent bonus amount received and any change in compensation since October 1, 2010; (v) vacation accrued as of the Closing; and (vi) service credited for purposes of vesting and eligibility to participate under any pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan, or any other similar plan of Seller or Seller Parent.  The

Business Employees constitute all of the employees of Seller, Seller Parent or any of their respective Affiliates who perform services primarily in connection with the operation of the Business.

(b)           Schedule 3.13(b) sets forth a list of all written employment or engagement agreements, including offer letters, between Seller or Seller Parent, as applicable, and the Business Employees, and Seller or Seller Parent, as applicable, has delivered or made available true and complete copies thereof to Buyer.  Except as set forth on Schedule 3.13(b): (i) all Business Employees are “at will” and may be terminated at the discretion of Seller or Seller Parent, as applicable, at any time and for any reason or no reason and without any Liability with respect to any form of severance or similar payment; and (ii) Seller or Seller Parent, as applicable, has no oral agreements with any of the Business Employees.

(c)           Schedule 3.13(c) contains a correct and complete list of all consultants or independent contractors performing services in connection with the operation of the Business.

3.14        Compliance with Law.  Except as set forth on Schedule 3.14, Seller’s and Seller Parent’s use of the Assets and operation of the Business and the Facility as currently conducted, does not violate or conflict with, and has not violated or conflicted with, any applicable Law, except for such violations which have not had and will not have a Material Adverse Effect.

3.15        Tax Matters.  Except as set forth on Schedule 3.15: (i) all material Tax Returns of Seller and Seller Parent relating to the Assets or the Business have been timely filed through the date hereof in accordance with all applicable Laws and are correct and complete in all material respects; (ii) all material Taxes, deposits or other payments relating to the Assets or the Business for which Seller or Seller Parent may have any liability through the date hereof (whether or not shown on any Tax Return) have been paid in full or are accrued as liabilities for Taxes on the books and records of Seller or Seller Parent, as applicable; and (iii) none of the Assets are subject to Liens for Taxes other than Liens for Taxes which are not yet due and payable.

3.16        Environmental Matters.

(a)           Seller and Seller Parent have operated the Business and the Facility in compliance in all material respects with all applicable Environmental Laws (which compliance includes the possession of any material required Environmental Permits, and material compliance with the terms and conditions thereof).  Neither Seller nor Seller Parent has received any communications from any Person alleging that Seller or Seller Parent is not in such compliance, and to Seller’s Knowledge there are no past or present actions, activities, circumstances, conditions, events or incidents under the direction or control of Seller that could reasonably be expected to prevent or interfere with such compliance in the future. Except as set forth on Schedule 3.16(a), there are no Environmental Permits currently held by the Seller or Seller Parent in connection with the Business or the Facility

(b)           Except in the ordinary course of business in compliance in all material respects with all Environmental Laws then in effect, neither Seller nor Seller Parent has: (i) used, treated, stored, disposed of or caused a Release of any Hazardous Material on, under, at, from or in any way materially affecting the Facility; or (ii) shipped any Hazardous Material generated at the Facility to any other place for use, treatment, storage, treatment or disposal, which off-site shipment, treatment, storage, disposal or release would give rise to any material liabilities or obligations under Environmental Laws.

(c)           There is no Environmental Claim pending or threatened against Seller or Seller Parent in connection with the Business or the Facility.

(d)           To Seller’s Knowledge, there are no past or present actions, activities, circumstances, conditions, events or incidents, including the Release or presence of any Hazardous Material, which reasonably would be anticipated to form the basis of any material Environmental Claim or Environmental Liability against Seller or Seller Parent in connection with the Business or which reasonably would be anticipated to materially affect the Facility or any part thereof.

(e)           Except as may be permitted under Environmental Law, neither Seller nor Seller Parent has Released or caused the Release of Hazardous Material or any other wastes produced by, or resulting from, any business, commercial or industrial activities, operations or processes, on, beneath or adjacent to the Facility, the presence of which would give rise to a material Environmental Claim or Environmental Liability or constitute a material violation of any Environmental Law.

(f)           Except as may be permitted under Environmental Law, neither Seller nor Seller Parent has conducted any dredging, filling or any other activities in any “wetlands”, “waters of the United States”, “wetland”, “State-owned bottoms” or “subaqueous bottoms” (as those terms are defined by the regulations and formal guidance of the U.S. Army Corps of Engineers or any other Governmental Authority of competent jurisdiction) at the Facility or any part thereof (including the Leased Real Property).

(g)           Seller has delivered copies of, or otherwise made available for inspection to Buyer, true, complete and correct copies and results of any material reports, studies, analyses, tests or monitoring currently possessed by Seller or Seller Parent substantially pertaining to any matter referred to in this Section 3.16.

3.17        Labor Matters.

(a)           Except as set forth on Schedule 3.17(a) with respect to Seller and Seller Parent’s ownership and conduct of the Business:

(i)           there is no unfair labor practice charge or complaint against Seller or Seller Parent pending or, to the Knowledge of Seller, threatened against Seller or Seller Parent before the National Labor Relations Board or any other comparable Governmental Authority; and

(ii)          there is no litigation, arbitration proceeding, governmental investigation, administrative charge, or action of any kind pending or, to the Knowledge of Seller, proposed or threatened against Seller or Seller Parent relating to employment or engagement, employment or engagement practices, terms and conditions of employment or engagement, wages and hours, or the safety and health of employees, independent contractors and consultants.

(b)           Seller and Seller Parent do not have any collective bargaining relationship or existing duty to bargain with any labor organization, and Seller and Seller Parent have not recognized any labor organization as the collective bargaining representative of any of its employees, independent contractors or consultants. Except as set forth on Schedule 3.17(b), there are no organizing activities of any type being conducted or threatened to be conducted by any labor organization with respect to the Business Employees or any of Seller’s or Seller Parent’s other employees, as applicable, or at the Facility.

(c)           Since October 1, 2010, neither Seller, Seller Parent nor any of their respective Affiliates has effectuated: (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of Seller, Seller Parent or any of their respective Affiliates; (ii) a “mass layoff” (as defined in the WARN Act); or (iii) such other transaction, layoff, reduction in force or employment terminations sufficient in number to trigger application of any similar state or local law.  Seller and Seller Parent will comply with all applicable requirements, and will incur no Liability, under the WARN Act (or any similar applicable state or local law) in connection with the termination of the Business Employees.

3.18        Employee Benefit Plans.

(a)           No Employee Benefit Plan currently or previously maintained or contributed to by any of Seller, Seller Parent or their respective ERISA Affiliates or with respect to which any of Seller, Seller Parent or their respective ERISA Affiliates has or had any liability (actual or contingent) is: (i) a Multiemployer Plan; (ii) a “multiple employer plan” as described in Section 413(c) of the IRC or Sections 4063 or 4064 of ERISA; (iii) a “defined benefit plan” as defined in Section 3(35) of ERISA or subject to Title IV of ERISA; or (iv) a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 or 430 of the IRC.  None of Seller, Seller Parent nor any of their respective ERISA Affiliates has previously maintained or had an obligation to contribute to any such plans.

(b)           With respect to each Employee Benefit Plan presently or previously maintained or contributed to by any of Seller, Seller Parent or their respective ERISA Affiliates that is intended to be Qualified Plan and in which a Continuing Employee was a participant, each such Employee Benefit Plan is so qualified under Section 401(a) of the IRC, its related trust is tax-exempt under the IRC and there are no existing facts or circumstances that could reasonably be expected to adversely affect such Employee Benefit Plan’s qualification under Section 401(a) and related sections of the IRC or such related trust’s tax-exempt status.

(c)           With respect to each Employee Benefit Plan, no event has occurred, and there exists no condition or circumstances, including the consummation of the transactions contemplated by the Transaction Documents, in connection with which the Buyer could, directly or indirectly, be subject to any liability under ERISA, the IRC or any other applicable Law for any liability relating to any Employee Benefit Plan.

(d)           None of the Assets are subject to any Lien under ERISA Section 303(k) or IRC Section 430(k).

3.19        Intellectual Property.

(a)           Schedule 3.19(a) contains a complete and accurate list of all: (i) Patents that Seller or Seller Parent owns and uses in connection with the operation of the Business; (ii) Trademarks that Seller or Seller Parent owns and uses in connection with the operation of the Business; and (iii) other material registered Intellectual Property that Seller or Seller Parent owns (excluding rights to “shrink wrapped” or “off the shelf” software licensed by Seller) and uses in connection with the Business; ((i), (ii) and (iii) collectively, “Seller Registered IP”) and (iv) Patents that Seller or Seller Parent licenses and uses in connection with the operation of the Business  In addition, Schedule 3.19(a) identifies which Patents are licensed and from whom, which Patents are owned by Seller or Seller Parent, and the jurisdiction in which each Patent or Trademark has been registered or filed.

(b)           Except as listed on Schedule 3.19(b), all Intellectual Property listed on Schedule 3.19(a) which is material to the Business, to the Knowledge of Seller, is covered by valid, enforceable and subsisting Intellectual Property rights (except as enforceability of such rights may be limited by bankruptcy, insolvency or other similar laws affecting creditor’s rights generally, and except where the enforcement of any equitable remedies relating to such rights may be limited by equitable principles of general applicability).

(c)           Schedule 3.19(c)(i) contains a complete and accurate list of all Contracts pursuant to which Seller or Seller Parent grants rights to any third party with respect to any Intellectual Property owned by Seller or Seller Parent, and all Contracts pursuant to which any third party grants to Seller or Seller Parent any rights with respect to any Intellectual Property owned by a third party in connection with the operation of the Business (“Third-Party IP”).  All Contracts set forth on Schedule 3.19(c)(i) which are material to the Business are in full force and effect and there is no default thereunder by Seller or Seller Parent, nor, to the Knowledge of Seller, by any other party thereto.  To the Knowledge of Seller, neither Seller nor Seller Parent is making any unlawful use of any Third-Party IP under such Contracts.  Except as listed on Schedule 3.19(c)(ii), there are no outstanding and, to the Knowledge of Seller, no threatened, disputes or disagreements with respect to any Contract set forth on Schedule 3.19(c) or the Intellectual Property owned by Seller or Seller Parent used in or held for use in connection with the operation of the Business (“Seller IP”).  Except in accordance with the ordinary course of business, no royalties or fees are payable by Seller or Seller Parent to any Person as of the Closing Date by reason of access to or use of any Third-Party IP.

(d)           Seller has obtained an assignment of all Seller IP material to the operation of the Business from the inventors.  Except as listed in the Contracts on Schedule 3.10 and listed on Schedule 3.19(a), to the Knowledge of Seller, no present or former employee or consultant of Seller or Seller Parent, and no other Person, owns or has a proprietary, financial or other interest, direct or indirect, in whole or in part in any Seller IP material to the operation of the Business.

(e)          Except as listed on Schedule 3.19(e), there have been no written Claims made against Seller or Seller Parent asserting the invalidity, misuse or unenforceability of any of the Intellectual Property set forth on Schedule 3.19(a).  To Seller’s knowledge, the transactions contemplated by the Transaction Documents will not materially adversely affect Seller’s or Seller Parent’s right, title or interest in and to Seller IP or Third-Party IP following the Closing.

(f)           Except as listed on Schedule 3.19(f)(1), to the Knowledge of Seller,  the Business as currently conducted and the products and services included in the Business do not infringe upon, misappropriate or conflict with the Intellectual Property of any third party, and neither Seller nor Seller Parent has received any written notices with respect to any such alleged infringement, misappropriation or conflict from any third party (including any demand or request that Seller or Seller Parent license any Intellectual Property from a third party). To the Knowledge of Seller, and with the exception of those Persons listed on Schedule 3.19(f)(2), no Person is currently infringing any Seller IP or exclusively in-licensed Third-Party IP.  There is no pending suit or legal action against Seller or Seller Parent in which Seller or Seller Parent is alleged to have infringed or misappropriated the Intellectual Property of any third party.

(g)         Seller and Seller Parent taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce their rights in all proprietary information included in Seller IP that Seller holds, or purports to hold, as a trade secret.

(h)          To the Knowledge of Seller, Seller IP and Third-Party IP constitute all Intellectual Property needed to conduct the Business as currently conducted.

(i)           Except as recited in the Patents themselves, no funding, facilities, or personnel of any Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any Patents in the Seller IP.

3.20        Key Customers and Suppliers.  Schedule 3.20 sets forth a correct and complete list of the top twenty-five (25) customers and the top fourteen (14) suppliers of Seller or Seller Parent in connection with the operation of the Business (the “Key Customers and Suppliers”), determined on the basis of revenues, including license fees, royalties and other remunerations from services provided or items sold (with respect to customers) or costs of items purchased (with respect to suppliers) for the twelve (12) months ended October 31, 2010 in the case of customers and the thirteen (13) months ended August 31, 2010 in the case of suppliers. No Key Customer or Supplier has ceased doing business with Seller or Seller Parent and, to Seller’s Knowledge, no Key Customer or Supplier intends to cease doing business with Buyer following the Closing.

3.21       Warranties, Etc.  All products sold and any services rendered by Seller or Seller Parent in connection with the operation of the Business have been, in all material respects, in conformity with all applicable Contractual commitments and all expressed or implied warranties.  No Liability exists or will arise for repair, replacement or damage in connection with such sales or services.  Schedule 3.21 sets forth a correct and complete statement of all written warranties and warranty policies offered by Seller or Seller Parent in connection with the operation of the Business. All such written warranties and warranty policies are in conformity with the labeling and other requirements of applicable Law.  Schedule 3.21 sets forth a correct and complete list of all service or maintenance agreements entered into in connection with the operation of the Business under which Seller or Seller Parent is currently obligated. No products heretofore manufactured, processed, distributed, sold, delivered or leased by Seller or Seller Parent in connection with the operation of the Business or services rendered by Seller or Seller Parent in connection with the operation of the Business are now subject to any guarantee, Claim for product liability or patent or other Intellectual Property indemnity.

3.22       Absence of Undisclosed Liabilities.  Except as set forth on Schedule 3.22, the Assets are not subject to any Liability other than Liabilities: (i) reflected in the Seller Parent SEC Documents; (ii) reflected in the Financial Statements; (iii) pursuant to the Assumed Contracts; and (iv) Liabilities incurred in the ordinary course of business since September 30, 2010.

3.23       Permits.  Schedule 3.23 lists all Permits currently held by Seller or Seller Parent, as applicable, for the ownership of the Assets or the ownership and operation of the Facility, including Environmental Permits.  Each such Permit is in full force and effect, and Seller or Seller Parent, as applicable is not in violation of any of any material obligation thereunder. The Permits listed on Schedule 3.23 constitute all Permits which are necessary for the ownership of the Assets or the ownership and operation of the Facility as it is currently being operated.

3.24       Brokers’ Fees.  Except as set forth on Schedule 3.24, neither Seller nor Seller Parent has any Liability or obligation to pay any broker’s fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by the Transaction Documents.

3.25       Condition of Assets.  All of the Assets are in good operating condition and repair, ordinary wear and tear excepted. Seller and Seller Parent have provided Buyer access to all operating and maintenance logs relating to the Equipment and such logs are part of the Books and Records.  Except as described on Schedule 3.25, no Asset is in need of material repairs, modifications or upgrades (other than maintenance in accordance with the manufacturer’s recommended maintenance described in the manufacturer’s manuals that have been made available to Buyer).

3.26       Bulk Sales.  This Agreement, the other Transaction Documents and the transactions contemplated herein and therein are not subject to any applicable bulk sales laws.

3.27       Shareholder Approval.  No approval of this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby is necessary or required to be made or obtained from the equity holders of Seller or Seller Parent under applicable Law.

3.28        Securities Laws Representations.

(a)           The Notes and, if applicable, the shares of Buyer Common Stock issuable as Milestone Consideration being acquired by Seller hereunder (collectively, the “Buyer Securities”) will be acquired for investment purposes for Seller’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof.  Seller has neither any present intention of effecting, nor any Contract with any Person regarding, the sale, the granting of any participation in or any other distribution or transfer of any of the Buyer Securities.

(b)           Seller has had an opportunity to ask questions and receive answers from Buyer regarding the terms and conditions of the offering of the Buyer Securities pursuant to this Agreement and the business, operations, properties and assets of Buyer.

(c)           Seller acknowledges that it is able to fend for itself, can bear the economic risk of its investment in the Buyer Securities and has such knowledge and experience in financial or business matters such that it is capable of evaluating the merits and risks of the investment in Buyer Securities.  Seller has not been organized for the purpose of acquiring the Buyer Securities.

(d)           Seller is an “accredited investor” within the meaning of Rule 501, as presently in effect, of Regulation D under the Securities Act.

(e)           Seller understands that the Buyer Securities are characterized as “restricted securities” under United States federal securities laws inasmuch as they are being acquired from Buyer in a transaction not involving a public offering and that, under such laws and applicable regulations, such Buyer Securities may be resold without registration under the Securities Act only in certain limited circumstances.  Seller is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.  Seller  understands that an investment in the Buyer Securities involves an extremely high degree of risk and may result in a complete loss of Seller’s investment.  Seller understands that the Buyer Securities have not been and will not be registered under the Securities Act and have not been and will not be registered or qualified in any state in which they are offered, and thus Seller will not be able to resell or otherwise transfer such Buyer Securities unless such Buyer Securities are subsequently registered under the Securities Act and registered or qualified under applicable state securities laws, or an exemption from such registration or qualification is available.

(f)           Seller has no immediate need for liquidity in connection with such Seller’s investment in the Buyer Securities, does not anticipate that it will be required to sell the Buyer Securities in the foreseeable future and has the capacity to sustain a complete loss of its investment in the Buyer Securities.

(g)           Seller understands that the instruments evidencing the Buyer Securities may bear a legend substantially in the following form:

“THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”).  THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF THE SECURITIES ACT.”

3.29       Disclosure.  Neither this Agreement nor any other Transaction Document furnished to Buyer by Seller or Seller Parent contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as of the date of this Agreement and as of the Closing Date (except with respect to representations and warranties that address matters only as of a particular date, which shall speak as of such particular date):

4.1         Organization.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

4.2          Enforceability.  With respect to Buyer: (i) the execution, delivery and performance of this Agreement and the other Transaction Documents to which Buyer is a party are within the corporate power of Buyer; and (ii) the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby has been duly authorized, and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement or the other Transaction Documents or to consummate the transactions contemplated herein or therein. This Agreement is, and the other Transaction Documents will be, when executed and delivered by the parties thereto, the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms subject to: (x) applicable bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium or other similar laws relating to creditors’ rights or creditors’ remedies generally; and (y) general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).  Buyer has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the other Transaction Documents and to perform its respective obligations under this Agreement and the other Transaction Documents.

4.3          No Violation or Conflict by Buyer.

(a)           No notice to, filing or registration with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary or is required to be made or obtained by Buyer in connection with the execution and delivery of this Agreement or the other Transaction Documents by Buyer or for the consummation by Buyer of the transactions contemplated hereby or thereby.

(b)           The execution, delivery and performance of this Agreement and the other Transaction Documents by Buyer and the consummation of the transactions contemplated hereby and thereby do not and will not: (i) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws of Buyer; (ii) conflict with or violate any Law binding on Buyer, or any of its respective properties or assets; or (iii) conflict with or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification or acceleration) under, any of the terms, conditions or provisions of any Contract or other instrument or obligation to which Buyer is a party or by which Buyer or any of its respective properties or assets may be bound.

4.4          No Litigation.  There is no Claim pending or, to the Knowledge of Buyer, proposed or threatened: (i) against Buyer relating to the business, assets, properties or products of Buyer that could materially impair the ability of Buyer to perform its obligations under this Agreement or the other Transaction Documents or to consummate the transactions contemplated hereby or thereby; or (ii) that seeks restraint, prohibition, damages or other relief in connection with this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby.

4.5          Title to Buyer’s Assets.  Buyer owns good and valid title to its assets, free and clear of any and all material Liens.

4.6          SEC Documents.  The Buyer is subject to the reporting requirements of the Exchange Act, and has timely filed (subject to any permitted extensions for which the Buyer has timely filed) with SEC all Buyer SEC Documents.  Each Buyer SEC Document, (i) as of its date, complied in all material respects with the requirements of the Exchange Act, and (ii) did not, at the time it was filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  Each of the consolidated financial statements (including in each case, any notes thereto) contained in any Buyer SEC Documents was prepared in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis throughout the periods indicated, and each presented fairly the consolidated financial position, results of operations and cash flows of Buyer as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which did not and would not, individually or in the aggregate, reasonably be expected to have a material and adverse effect to the business, condition (financial or other), results of operations, performance or properties of the Buyer, taken as a whole).

4.7          Buyer’s Brokers’ Fees.  Except as set forth on Schedule 4.7, Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by the Transaction Documents.

4.8          Offering.  Assuming the accuracy of the representations and warranties of Seller contained in Article 3 hereof, the offer, sale and issuance of the Buyer Securities being acquired by Seller hereunder are and will be exempt from the registration and prospectus delivery requirements of the Securities Act and have been registered or qualified (or are exempt from registration and qualification) under the registration, permit, or qualification requirements of all applicable state securities laws.

4.9          Disclosure.  Neither this Agreement nor any other Transaction Document furnished to Seller or Seller Parent by Buyer contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein or herein, in light of the circumstances under which they were made, not misleading.

ARTICLE 5
CONDITIONS PRECEDENT TO CLOSING AND PRE-CLOSING COVENANTS

5.1         Conditions Precedent to Obligations of Buyer.  Buyer’s obligation to consummate the transactions contemplated by this Agreement is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

(a)          no event shall have occurred and no circumstance shall have arisen which, individually, or in the aggregate, has had or would reasonably be expected to cause a Material Adverse Effect from September 30, 2010 to the Closing Date;

(b)          each of the representations and warranties of Seller and Seller Parent contained in Article 3 that are qualified by reference to materiality thresholds shall have been true and correct as of the date of this Agreement and shall be true and correct at and as of the Closing Date (except with respect to such representations and warranties that address matters only as of a particular date, which shall be true and correct as of such particular date), and each of the representations and warranties of Seller and Seller Parent contained in Article 3 that are not so qualified shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects at and as of the Closing Date (except with respect to such representations and warranties that address matters only as of a particular date, which shall be true and correct in all material respects as of such particular date);

(c)          Seller and Seller Parent shall have performed all obligations and complied with all covenants in all material respects that are required by the terms of this Agreement to be performed or complied with by them on or before the Closing Date;

(d)           no investigation, suit, action or other proceeding shall be threatened or pending before any Governmental Authority that seeks constraint, prohibition, damages or other relief in connection with this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby or that could reasonably be expected to have a Material Adverse Effect or impair the ability of the Parties to consummate the transactions contemplated hereby or thereby;

(e)          except for the Assumed Contracts that have expired by their terms, the Assumed Contracts shall be in effect as of the Closing Date;

(f)           Seller or Seller Parent, as applicable, shall have terminated the employment of each of the Business Employees and shall have paid or satisfied all Liabilities arising in respect of such termination of employment other than the Liabilities expressly contemplated by clause “(ii)” of the definition of Assumed Liabilities with respect to the Continuing Employees;

(g)          All Required Consents set forth on Schedule 5.1(g) shall have been obtained and shall be in full force and effect;

(h)          The Business Employee matters set forth on Schedule 5.1(h) shall have been satisfied;

(i)           Seller or Seller Parent, as applicable, shall have delivered to Buyer all of the items set forth in Section 2.8(a); and

(j)           Buyer shall have consummated an offering and sale of shares of equity securities resulting in aggregate gross proceeds to Buyer of not less than $6,000,000.

5.2         Conditions Precedent to Obligations of Seller and Seller Parent.  Seller’s and Seller Parent’s obligations to consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller Parent (on behalf of itself and Seller), in whole or in part):

(a)          each of the representations and warranties of Buyer contained in Article 4 that are qualified by reference to materiality thresholds shall have been true and correct as of the date of this Agreement and shall be true and correct at and as of the Closing Date (except with respect to such representations and warranties that address matters only as of a particular date, which shall be true and correct as of such particular date), and each of the representations and warranties of Buyer contained in Article 4 that are not so qualified shall have been true and correct as of the date of this Agreement and shall be true and correct in all material respects at and as of the Closing Date (except with respect to such representations and warranties that address matters only as of a particular date, which shall be true and correct in all material respects as of such particular date);

(b)          Buyer shall have performed all obligations and complied with all covenants in all material respects that are required by the terms of this Agreement to be performed or complied with on or before the Closing Date;

(c)           no investigation, suit, action or other proceeding shall be threatened or pending before any Governmental Authority that seeks constraint, prohibition, damages or other relief in connection with this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby or that could reasonably be expected to have a Material Adverse Effect or impair on the ability of the Parties to consummate the transactions contemplated hereby or thereby; and

(d)          Buyer shall have delivered to Seller or Seller Parent all of the items set forth in Section 2.8(b).

5.3          Operation of the Business During the Pre-Closing Period.  At all times during the period from the date of this Agreement through the Closing (the “Pre-Closing Period”), Seller and Seller Parent shall operate the Business and utilize the Assets in the ordinary course and consistent with past practice (including with respect to the collection of accounts receivable).  Without limiting the generality of the foregoing, without the prior written consent of Buyer, neither Seller nor Seller Parent shall: (i) amend, modify or terminate any Assumed Contract; (ii) cause any of the Assets to become subject to any Encumbrance other than Permitted Encumbrances; or (iii) take or omit to take any action that would reasonably be expected to result in the failure or frustration of any of the conditions set forth in Section 5.1 as of the Closing

Date.  During the Pre-Closing Period, Seller and Seller Parent shall give Buyer and its representatives reasonable access during normal business hours to all of the properties, books and records and personnel of Seller and Seller Parent, as Buyer may from time to time reasonably request.

5.4          Employee Transitions.

(a)           During the Pre-Closing Period, Seller and Seller Parent will allow Buyer reasonable access to all Business Employees in order to allow for an orderly transition.  Buyer may, at its sole discretion, offer employment to any of the Business Employees.  Such offers shall provide that (i) employment with Buyer is conditioned upon (1) the Closing having occurred; and (2) the release of Seller’s or Seller Parent’s, as applicable, liability and obligations under any employment agreement, severance agreement or similar document between Seller or Seller Parent, as applicable, and the Business Employee; (ii) the base salary or base wages and annual incentive compensation, as applicable, provided to each such Business Employee must be no less favorable, in the aggregate, than such Business Employee’s base salary or base wages and annual incentive compensation, as applicable, on the Closing Date; (iii) each such Business Employee’s length of service as of the Closing Date with Seller or Seller Parent shall be carried over following the Closing as if such Business Employee had been employed by Buyer for such length of time; and (iv) each such Business Employee may, at his or her option, elect to (1) carry over any accrued but unpaid vacation time following the Closing; or (2) receive a cash payment, payable by Seller prior to or on the Closing Date, for the value of any vacation time that remains accrued but unpaid as of the Closing Date.

(b)           The term “Continuing Employee” means any individual who is a Business Employee and who accepts employment with Buyer prior to or at the Closing pursuant to an offer made by Buyer pursuant to Section 5.4(a).  Unless otherwise determined by Buyer, all Continuing Employees will be retained on an “at-will” basis by Buyer from and after the date of commencement of employment.  Buyer will have no obligation with respect to: (i) any Business Employee who does not become a Continuing Employee; or (ii) except as expressly set forth in clause “(ii)” of the definition of Assumed Liabilities with respect to Continuing Employees, any Continuing Employee for the period prior to such Continuing Employee’s commencement of employment with Buyer.  The terms of this Section 5.4 are not intended to and do not confer any rights or remedies on any Business Employee or Continuing Employee, or any other Person other than the Parties.

(c)           Each Continuing Employee shall be eligible for participation in health coverage, 401(k) plans, insurance, severance and other welfare benefit arrangements or benefit plans of Buyer (the “Buyer Employee Benefit Plans”), on the same basis as similarly-situated employees of Buyer, subject to the eligibility and other terms and conditions of such Buyer Employee Benefit Plans; provided, that nothing in this Agreement shall prevent Buyer from modifying or terminating any such Buyer Employee Benefit Plans from time to time.  For purposes of determining eligibility to participate, the level of benefit accrual, and the years of vesting credit for each Continuing Employee under any Buyer Employee Benefit Plans which Buyer currently sponsors or maintains, or hereafter adopts, Buyer shall credit each Continuing Employee with all prior service that the Continuing Employee performed for Seller or Seller Parent, as applicable.

5.5         Access to Books and Records. During the Pre-Closing Period, upon reasonable notice, Seller and Seller Parent will provide to the Buyer and its authorized agents reasonable access during normal business hours to the Books and Records and such other information pertaining to the Books and Records as the Buyer and its authorized Agents may reasonably request; provided, however, that the activities of the Buyer and its agents shall be conducted in such a manner as not to interfere unreasonably with the operation of the businesses of Seller Parent.

5.6         Updates to Schedules.  On the Closing Date, Seller shall deliver to Buyer updates to the Schedules to reflect events or changes that occur between the date hereof and the Closing Date. No update to the Schedules under this Section 5.6 shall be deemed to qualify, supplement or amend a Schedule delivered on the date hereof for the purpose of: (a) determining the accuracy of any representation or warranty made by Seller or Seller Parent in this Agreement (for purposes of Section 6 or otherwise); or (b) determining whether any of the conditions set forth in Section 5.1 has been satisfied.  Nothing contained in this Section 5.6 shall be deemed to limit, modify, supplement or amend the indemnification rights of the Parties set forth in Article 6.

5.7         Transition Services Agreement.  The Parties hereby acknowledge that Buyer will require certain transition services to be performed by Seller, Seller Parent or one or more of their respective Affiliates (such Affiliates, together with Seller and Seller Parent, being collectively referred to herein as the “Seller Service Providers”) for one or more transition periods following the Closing (the “Transition Services”).  During the Pre-Closing Period the Parties hereby agree to negotiate in good faith and mutually agree upon the Transition Services and, at Closing, to enter into a transition services agreement with respect to such Transition Services (the “Transition Services Agreement”), it being understood that the Transition Services shall be provided by the Seller Service Providers (i) in a manner and at a level that is generally consistent with the manner and level at which the Transition Services were provided to Seller and Seller Parent in connection with the Business prior to the Closing Date; and (ii) at a cost not to exceed the actual cost of such services to the applicable Seller Service Provider.

ARTICLE 6
INDEMNITIES AND POST-CLOSING COVENANTS

6.1         Survival.  All representations, warranties, covenants, and obligations in the Transaction Documents will survive the Closing and remain in effect until the first anniversary of the Closing Date, except for those representations and warranties of Seller and Seller Parent contained in Sections 3.1, 3.2, 3.7 and 3.28 (the “Indefinite Fundamental Representations”), which shall survive indefinitely, and Sections 3.15, 3.16, 3.18 and 3.19 (the “Additional Fundamental Representations” and, together with the Indefinite Fundamental Representations, the “Fundamental Representations”), which shall survive until the thirtieth (30th) day after the expiration of the statute of limitations that would be applicable to any Claim brought by a third party or a Governmental Authority (whichever is the longer period) with respect to the subject matter of the underlying representation or warranty.

6.2          Seller’s and Seller Parent’s Indemnity.

(a)          Seller and Seller Parent (each, a “Buyer Indemnifying Party” and collectively, the “Buyer Indemnifying Parties”), jointly and severally, hereby agree to indemnify and hold Buyer, its officers, directors, employees and authorized agents and their successors and permitted assigns (each, a “Buyer Indemnified Party” and collectively, the “Buyer Indemnified Parties”), harmless from and against any and all Losses that any Buyer Indemnified Party may at any time suffer or incur, or become subject to, as a result of or in connection with: (i) any breach or inaccuracy of any of the representations and warranties other than the Fundamental Representations made by Seller or Seller Parent to Buyer pursuant to this Agreement and the other Transaction Documents as of the date hereof and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date (except with respect to representations and warranties that address matters only as of a particular date, which shall speak as of such particular date); (ii) any breach or inaccuracy of any of Fundamental Representations made by Seller or Seller Parent to Buyer pursuant to this Agreement as of the date hereof and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date (except with respect to representations and warranties that address matters only as of a particular date, which shall speak as of such particular date); (iii) any failure of Seller or Seller Parent to carry out, perform, satisfy and discharge any of their covenants, agreements, undertakings or obligations under this Agreement or under any of the other Transaction Documents; (iv) any fraud or willful misrepresentation or omission by Seller or Seller Parent; (v) any Excluded Liabilities; and (vi) any action or proceeding initiated by any Buyer Indemnified Party to enforce the provisions of Article 6, but only to the extent the Buyer Indemnified Party is entitled to recovery in any such action or proceeding.

(b)          If a Claim against the Buyer Indemnifying Parties for indemnification pursuant to the provisions of Section 6.2(a) of this Agreement is to be made by any Buyer Indemnified Party, the Buyer Indemnified Party shall give notice reasonably describing such Claim to Seller and Seller Parent promptly after the Buyer Indemnified Party becomes aware of any fact, condition or event which may give rise to Losses for which indemnification may be sought under Section 6.2(a).  In the event a third-party Claim against a Buyer Indemnified Party arises that is covered by the indemnity provisions of Section 6.2(a) of this Agreement, provided that the Buyer Indemnifying Parties admit in writing to the Buyer Indemnified Party seeking indemnification that such Claim is covered by the indemnity provisions of Section 6.2(a) hereof to the extent such Claim proves to be true, the Buyer Indemnifying Parties shall have the right to contest and defend by all appropriate legal proceedings relating to such Claim and to control all settlements (unless the party seeking indemnification agrees to assume the cost of settlement and to forgo such indemnity) and to select lead counsel to defend any and all such Claims at the sole cost and expense of the Buyer Indemnifying Parties; provided, however, that the Buyer  Indemnifying Parties may not effect any settlement that could result in any cost, expense or liability to, or admission of guilt or culpability by, the Buyer Indemnified Party unless the Buyer Indemnified Party consents in writing to such settlement and the Buyer Indemnifying Parties agree to indemnify such party therefor, which consent shall not be unreasonably withheld and which consent or objection thereto must be provided in a timely manner as the circumstances dictate and in any event within ten (10) business days of such request. Notwithstanding the foregoing, unless otherwise consented to in writing by the Buyer Indemnified Parties, the Buyer

Indemnifying Party shall have no right whatsoever to assume, contest or defend any Claim relating to any Intellectual Property or Intellectual Property rights of Buyer; provided, however, that at any time while the Buyer Indemnifying Parties have a security interest in the Intellectual Property or Intellectual Property rights that are the subject of any Claim, the Buyer Indemnifying Parties shall have the right to assume, contest or defend any such Claim if the Buyer Indemnified Parties refuse or otherwise fail to so contest or defend such Claim for a period of not more than 30 days from notice of such Claim; provided, further, that at any time the Buyer Indemnifying Parties may retain separate co-counsel at Buyer Indemnifying Parties’ sole cost and expense and participate in the defense of any Claim relating to any Intellectual Property or Intellectual Property rights of Buyer, but Buyer shall control the investigation, defense and settlement thereof.  In the event the Buyer Indemnifying Parties do not admit in writing to a Buyer Indemnified Party seeking indemnification that such Claim, if true, is covered by the indemnity provisions of Section 6.2(a) hereof, the Buyer Indemnified Party shall take such actions as it deems necessary to defend such Claim; provided, however, that the Buyer Indemnified Party may not effect any settlement that could result in any cost, expense or liability to, or admission of guilt or culpability by, any Buyer Indemnifying Party without the consent of such Buyer Indemnifying Party, which consent shall not be unreasonably withheld and which consent or objection thereto must be provided in a timely manner as the circumstances dictate and in any event within ten (10) business days of such request. The Buyer Indemnified Party seeking indemnification may select counsel to participate in any defense conducted by the Buyer Indemnifying Parties, in which event such counsel shall be at the sole cost and expense of such Buyer Indemnified Party. In connection with any such third-party Claim for which indemnification is sought pursuant to Section 6.2(a), the Parties shall cooperate with each other and provide each other with reasonable access during normal business hours to relevant books and records in their possession.

6.3          Buyer’s Indemnity.

(a)          Buyer hereby agrees to indemnify and hold Seller, Seller Parent, their respective officers, directors, employees and authorized agents and their successors and permitted assigns (each, a “Seller Indemnified Party” and collectively, the “Seller Indemnified Parties” and together with the Buyer Indemnified Parties, the “Indemnified Parties”) harmless from and against, any and all Losses that the Seller Indemnified Parties may at any time suffer or incur, or become subject to, as a result of or in connection with: (i) any breach or inaccuracy of any of the representations and warranties made by Buyer in or pursuant to this Agreement and the other Transaction Documents; (ii) any failure by Buyer to carry out, perform, satisfy and discharge any of its covenants, agreements, undertakings, liabilities or obligations under this Agreement or under any of the other Transaction Documents; (iii) any fraud or willful misrepresentation or omission by Buyer; and (iv) any Assumed Liabilities.

(b)           If a Claim against Buyer for indemnification pursuant to the provisions of Section 6.3(a) of this Agreement is to be made by any Seller Indemnified Party, such Seller Indemnified Party shall give notice of such Claim to Buyer promptly after such Seller Indemnified Party becomes aware of any fact, condition or event which may give rise to Losses for which indemnification may be sought under Section 6.3(a). In the event a third-party Claim against a Seller Indemnified Party arises that is covered by the indemnity provisions of Section 6.3(a) of this Agreement, provided that Buyer admits in writing to the Seller Indemnified

Party seeking indemnification that such Claim is covered by the indemnity provisions of Section 6.3(a) hereof to the extent such Claim proves to be true, Buyer shall have the right to contest and defend by all appropriate legal proceedings such Claim and to control all settlements (unless the party seeking indemnification agrees to assume the cost of settlement and to forgo such indemnity) and to select lead counsel to defend any and all such Claims at the sole cost and expense of Buyer; provided, however, that Buyer may not effect any settlement that could result in any cost, expense or liability to, or admission of guilt or culpability by, the Seller Indemnified Parties unless Seller consents in writing to such settlement and Buyer agrees to indemnify the Seller Indemnified Parties therefor, which consent shall not be unreasonably withheld and which consent or objection thereto must be provided in a timely manner as the circumstances dictate and in any event within ten (10) business days of such request. In the event Buyer does not admit in writing to a Seller Indemnified Party seeking indemnification that such Claim, if true, is covered by the indemnity provisions of Section 6.3(a) hereof, the Seller Indemnified Party shall take such actions as it deems necessary to defend such Claim; provided, however, that the Seller Indemnified Party may not effect any settlement that could result in any cost, expense or liability to, or admission of guilt or culpability by, Buyer without the consent of Buyer, which consent shall not be unreasonably withheld and which consent or objection thereto must be provided in a timely manner as the circumstances dictate and in any event within ten (10) business days of such request. The Seller Indemnified Party seeking indemnification may select counsel to participate in any defense conducted by Buyer, in which event such counsel shall be at the sole cost and expense of such Seller Indemnified Party. In connection with any such third-party Claim, the Parties shall cooperate with each other and provide each other with reasonable access during normal business hours to relevant books and records in their possession.

6.4          Limitations of Indemnification.

(a)           Notwithstanding the provisions of Section 6.2(a): (i) the Buyer Indemnifying Parties shall not be liable for Losses under Section 6.2(a)(i) unless the aggregate amount of Losses with respect to all such breaches or inaccuracies of such representations and warranties exceeds $250,000 (the “Indemnification Deductible”), in which event all such Losses exceeding $125,000 shall be subject to indemnification; and (ii) the Buyer Indemnifying Parties’ maximum liability, as the case may be, under Section 6.2(a)(i) shall not exceed the Closing Cash Consideration (the “Cash Indemnification Limit”); provided, however, the Indemnification Deductible shall not apply to any Losses incurred by the Buyer Indemnified Parties resulting from a breach of the Indefinite Fundamental Representations and the Buyer Indemnifying Parties’ maximum liability under Section 6.2(a)(ii) and (vi) shall not exceed (x) the Closing Cash Consideration plus (y) the aggregate amount of any principal repayments made by Buyer to Seller or Seller Parent under the Notes (the “Total Indemnification Limit”); provided, further, neither the Indemnification Deductible nor the Cash Indemnification Limit or the Total Indemnification Limit shall apply to any Losses incurred by the Buyer Indemnified Parties and asserted pursuant to Section 6.2(a)(iii) through (v).

(b)           Notwithstanding the provisions of Section 6.3(a): (i) the Buyer shall not be liable for Losses under Section 6.3(a)(i) unless the aggregate amount of Losses with respect to all such breaches or inaccuracies of such representations and warranties exceeds the Indemnification Deductible, in which event all such Losses exceeding $125,000 shall be subject to indemnification; and (ii) the Buyer’s maximum liability, as the case may be, under

Section 6.3(a)(i) shall not exceed the Cash Indemnification Limit; provided, however, neither the Indemnification Deductible nor the Cash Indemnification Limit or the Total Indemnification Limit shall apply to any Losses incurred by the Seller Indemnified Parties and asserted pursuant to Section 6.3(a)(ii) through (iv).

6.5          General Provisions Regarding Indemnification.

(a)           The indemnification provided in this Article 6 shall be the sole and exclusive remedy after the Closing Date for damages available to the Buyer Indemnified Parties or the Seller Indemnified Parties for breach of any of the representations, warranties, covenants or agreements contained herein.

(b)           Notwithstanding anything contained in this Agreement to the contrary, except as may be included in a third-party Claim, no Party shall be liable to the Buyer Indemnified Parties or the Seller Indemnified Parties for any indirect, special, punitive, exemplary or consequential loss or damage (including any diminution in value or loss of revenue or profit) arising out of this Agreement.

(c)           Any payment made to or for the benefit of an Indemnified Party pursuant to Article 6 shall be reduced by an amount equal to any insurance payments actually received by the Indemnified Party with respect to such claim.  Each Party shall in good faith take such actions to make a claim, or to cause its appropriate Affiliates to make a claim, for Losses with any applicable insurer in such manner as such Party deems to be in its best business interest taking into account the cost of pursuing such a claim, the possible affect on insurance rates and such other business considerations as such party deems appropriate.  In any case where an Indemnified Party or any of its Affiliates recovers from third parties (including insurance companies) any payments in respect of a matter with respect to which such Indemnified Party has been paid pursuant to Section 6.2 or Section 6.3, such Indemnified Party shall promptly pay over to the Buyer or Seller, as the case may be, the amount so recovered (after deducting therefrom the full amount of the out-of-pocket expenses reasonably incurred by it in procuring such recovery), but not in excess of the sum of (i) any amount previously so paid to or on behalf of the Indemnified Party in respect of such matter and (ii) any reasonable out-of-pocket amount expended by the Indemnified Party and its Affiliates in pursuing or defending any claim arising out of such matter.

6.6          Further Assistance.   In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement or the other Transaction Documents, each of the Parties will take, without additional consideration, such further reasonable action (including the execution and delivery of such further instruments and documents and the grant of access to any individuals, premises, books or records) as any other Party reasonably may request.

6.7          Tax Matters.

(a)          All Transfer Taxes shall be borne and paid fifty percent (50%) by Seller and fifty percent (50%) by Buyer regardless of which Party any such Taxes and fees are imposed upon.

(b)          Seller shall be responsible for and shall pay any Taxes arising or resulting from or in connection with the conduct of the Business and/or the ownership of the Assets attributable to the Pre-Closing Period, and shall file or cause to be filed when due (including any extensions) all Tax Returns that are required to be filed in respect of such Taxes (other than Tax Returns for which Buyer is responsible pursuant to the following sentence).  Buyer shall be responsible for and shall pay any Taxes arising or resulting from or in connection with the conduct of the Business and/or the ownership of the Assets attributable to all periods subsequent to the Closing Date, and shall file or cause to be filed when due (including any extensions) all Tax Returns that are required to be filed in respect of such Taxes (other than income Tax Returns of Seller).

(c)          For all purposes of attributing or allocating Taxes between the Parties pursuant to this Section 6.7, all personal property, ad valorem or other similar Taxes (not including income Taxes) levied with respect to the Assets for a taxable period which includes (but does not end on) the Closing Date shall be apportioned between the Pre-Closing Period and the period subsequent to the Closing Date based on the relative number of days included in such taxable period through and including the Closing Date and the number of days included in such taxable period after the Closing Date.  Each party shall be solely responsible for income Taxes imposed with respect to such party.

(d)          For all Tax purposes, the Parties agree to treat (and shall cause each of their respective Affiliates to treat) any indemnity payment under this Agreement as an adjustment to the Purchase Price.

6.8          Allocation of Purchase Price. All amounts constituting consideration within the meaning of, and for the purposes of, Section 1060 of the IRC and the regulations thereunder shall be allocated among the Assets and any other rights acquired by the Buyer hereunder, as applicable, in the manner required by Section 1060 of the IRC and the regulations thereunder and all applicable laws. Within a reasonable time from the date hereof, the Buyer and Seller shall agree on a schedule (the “Allocation Schedule”) allocating all such amounts as provided herein. Each of the Parties agrees to: (i) prepare and timely file all Tax Returns, including Form 8594 (and all supplements thereto), in a manner consistent with the Allocation Schedule; and (ii) act in accordance with the Allocation Schedule as finalized for all Tax purposes.

6.9          Public Announcements.  The Parties agree that no Party shall publish any press release, make any other public announcement or otherwise communicate with any news media concerning this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby without consulting with each other before making, and giving each other a reasonable opportunity to review and comment upon, any such press release or other public announcements or statements; provided, however, that nothing contained herein shall prevent a Party from promptly making all filings with Governmental Authorities or Exchanges as may, in its judgment, be required or advisable in connection with the execution and delivery of this Agreement, the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby.

6.10       Confidentiality.

(a)           Neither Seller, Seller Parent nor any of their respective Affiliates shall use or divulge any trade secrets, customer or supplier lists, pricing information, marketing arrangements or strategies, business plans, internal performance statistics, training manuals or any other information concerning Buyer or any of its Affiliates that is competitively sensitive, proprietary or confidential (collectively, “Buyer Confidential Information”) for a period of three (3) years following the Closing Date; provided, however, that the confidentiality covenants contained in this Section 6.10(a) shall not apply to the following: (i) information that is already in the public domain or generally available to Persons in the same or similar industries as Seller, Seller Parent, Buyer or any of their respective Affiliates; (ii) information that becomes part of the public domain or generally available to companies in the same or similar industries as Seller, Seller Parent, Buyer or any of their respective Affiliates by publication or otherwise other than through any action on the part of Seller, Seller Parent or any of their respective Affiliates; (iii) information that Seller, Seller Parent or their respective Affiliates received from a third party who was not legally or contractually prohibited from disclosing such information; or (iv) information that Seller, Seller Parent or any of their respective Affiliates is legally compelled to disclose, but only as to the required disclosure. In the event that Seller, Seller Parent or any of their respective Affiliates becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any Buyer Confidential Information, such Seller, Seller Parent or Affiliate thereof will notify Buyer promptly in writing of such requirement so that Buyer may seek a protective order or other appropriate remedy or, in Buyer’s sole discretion, waive compliance with the terms of this Section 6.10(a). In the event that no such protective order or other remedy is obtained, or that Buyer waives compliance with the terms of this Section 6.10(a), such Seller, Seller Parent or Affiliate thereof will furnish only that portion of the Buyer Confidential Information which such Seller, Seller Parent or Affiliate is advised by counsel is legally required.

(b)           Neither Buyer nor any of its Affiliates shall use or divulge any trade secrets, customer or supplier lists, pricing information, marketing arrangements or strategies, business plans, internal performance statistics, training manuals or any other information concerning Seller, Seller Parent or any of their respect Affiliates that is competitively sensitive, proprietary or confidential (collectively, “Seller Confidential Information”) for a period of three (3) years following the Closing Date; provided, however, that the confidentiality covenants contained in this Section 6.10(b) shall not apply to the following: (i) information that is already in the public domain or generally available to Persons in the same or similar industries as Seller, Seller Parent, Buyer or any of their respective Affiliates; (ii) information that becomes part of the public domain or generally available to companies in the same or similar industries as Seller, Seller Parent, Buyer or any of their respective Affiliates by publication or otherwise other than through any action on the part of Buyer or any of its Affiliates; (iii) information that Buyer or its Affiliates received from a third party who was not legally or contractually prohibited from disclosing such information; or (iv) information that Buyer or any of its respective Affiliates is legally compelled to disclose, but only as to the required disclosure. In the event that Buyer or any of its Affiliates becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any Seller Confidential Information, Buyer or such Affiliate thereof will notify Seller or Seller Parent, as applicable, promptly in writing of such requirement so that Seller or Seller Parent, as applicable, may seek a protective order or other appropriate remedy or, in Seller’s or Seller Parent’s sole discretion, as applicable, waive compliance with the terms of this Section 6.10(b).  In the event that no such protective order or other remedy is obtained, or that Seller or Seller Parent, as applicable, waives compliance with the terms of this Section 6.10(b), Buyer or such Affiliate thereof will furnish only that portion of the Seller Confidential Information which Buyer or such Affiliate is advised by counsel is legally required.

ARTICLE 7
TERMINATION

7.1          Termination Events.  This Agreement may be terminated prior to the Closing:

(a)           by the mutual written consent of Seller Parent (on behalf of itself and Seller) and Buyer;

(b)           by Seller Parent (on behalf of itself and Seller) or Buyer, if the Closing has not taken place on or before January 31, 2011 (other than as a result of any failure on the part of the terminating party to comply with or perform its covenants and obligations under this Agreement);

(c)           by either Seller Parent (on behalf of itself and Seller) or Buyer if: (i) any court of competent jurisdiction or other Governmental Authority shall have issued a final and non-appealable order or shall have taken any other action having the effect of permanently restraining or otherwise prohibiting the transactions contemplated by the Transaction Documents; or (ii) any Law making illegal the transactions contemplated by the Transaction Documents shall have become effective;

(d)           by Seller Parent (on behalf of itself and Seller) if there is a material breach of any representation, warranty, covenant or obligation of Buyer pursuant to this Agreement; provided, however, that Seller Parent shall not be permitted to terminate this Agreement pursuant to this Section 7.1(d) on account of any breach which is curable by Buyer unless Buyer fails to cure such breach within thirty (30) days after receiving notice of such breach; or

(e)           by Buyer if there is a material breach of any representation, warranty, covenant or obligation of Seller or Seller Parent pursuant to this Agreement; provided, however, that Buyer shall not be permitted to terminate this Agreement pursuant to this Section 7.1(e) on account of any breach which is curable by Seller or Seller Parent unless Seller or Seller Parent fails to cure such breach within thirty (30) days after receiving notice of such breach.

7.2          Termination Procedures.  If either Buyer or Seller Parent is entitled and desires to terminate this Agreement pursuant to Section 7.1, it shall deliver to the other Party a written notice stating that it is terminating this Agreement and setting forth a brief description of the basis on which it is terminating this Agreement.

7.3          Effect of Termination. If this Agreement is terminated pursuant to Section 7.1, all further obligations of the Parties under this Agreement shall terminate and be of no further force or effect; provided, however, that: (i) no Party shall be relieved of any obligation or other Liability arising from any breach by such Party of any provision of this Agreement if this

Agreement is terminated because of such breach; and (ii) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Sections 6.9, 6.10 and Article 8.

ARTICLE 8
MISCELLANEOUS

8.1          Expenses.  Except as otherwise set forth in this Agreement or any other Transaction Document, Seller, Seller Parent and Buyer shall bear and pay all of their respective costs and expenses incurred by them in connection with the transactions contemplated by this Agreement and the other Transaction Documents.

8.2          Waiver and Amendment.  Any provision of this Agreement may be waived only in writing at any time by the Party that is entitled to the benefits thereof. This Agreement may not be amended or supplemented at any time, except by an instrument in writing signed on behalf of each Party hereto. The waiver by any Party hereto of any breach of a provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

8.3          Assignment.  This Agreement shall not be assignable by any Party, except in connection with the sale, merger, change of control of such Party, or sale of all or substantially all of the assets of such Party, without the prior written consent of the other Parties.  This Agreement shall inure to the benefit of and will be binding upon the Parties hereto and their respective legal representatives, successors and permitted assigns.

8.4          Specific Performance.  The Parties hereto acknowledge that irreparable damage would result if this Agreement were not specifically enforced, and they therefore consent that the Parties hereto may exercise their rights and obligations under this Agreement by a decree of specific performance issued by any court of competent jurisdiction.  Each of the parties hereby further waives: (i) any defense in any action for specific performance that a remedy at law would be adequate; and (ii) any requirement under any Law to post security as a prerequisite to obtaining equitable relief. The foregoing remedy shall, however, not be exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

8.5          Notices.  All notices, requests, demands, claims and other communications that are required to be or may be given under this Agreement must be in writing and shall be deemed to have been effectively given: (i) upon personal delivery to the Party to be notified; (ii) when sent by facsimile if sent during normal business hours of the recipient; if not, then on the next business day; or (iii) one (1) business day after deposit with a nationally recognized overnight courier, specifying next-day delivery, with written verification of receipt, in each case to the intended recipient at following addresses:

If to Seller or Seller Parent:

Clinical Data, Inc.
One Gateway Center, Suite 702
Newton, MA  02458
Attn:  Caesar J. Belbel, EVP and Chief Legal Officer
Fax:  617-965-0445

With a copy to:

Cooley LLP
500 Boylston Street, 14th Floor
Boston, MA  02116
Attn:  Marc A. Recht
Fax:  617-937-2400

If to Buyer:

Transgenomic, Inc.
12325 Emmet Street
Omaha, NE  68164
Attn:  Craig J. Tuttle, President and Chief Executive Officer
Fax:  402-452-5461

With a copy to:

Paul, Hastings, Janofsky & Walker LLP
4747 Executive Drive, 12th Floor
San Diego, CA  92121
Attn:  Carl R. Sanchez, Esq.
Fax:  858-458-3005

or to such other address as any Party shall have furnished to the other by notice given in accordance with this Section 8.5.

8.6          Governing Law.  This Agreement shall be governed in all respects by the laws of the State of Delaware, without giving effect to principles of conflicts of laws. Any disputes shall be exclusively resolved in the State or Federal courts residing in Dover, Delaware.

8.7          Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall continue in full force and effect and shall in no way be affected, impaired or invalidated unless such an interpretation would materially alter the rights and privileges of any Party or materially alter the terms of the transactions contemplated hereby, in which case the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

8.8          Counterparts.  This Agreement may be executed in counterparts and by facsimile signatures, any one of which need not contain the signatures of more than one Party and each of which shall be an original, but all such counterparts taken together shall constitute one and the same instrument.  The exchange of copies of this Agreement or amendments thereto and of signature pages by facsimile transmission or by e-mail transmission in portable digital format (or similar format) shall constitute effective execution and delivery of such instrument(s) as to the Parties and may be used in lieu of the original Agreement or amendment for all purposes.  Signatures of the Parties transmitted by facsimile or by e-mail transmission in portable digital format (or similar format) shall be deemed to be their original signatures for all purposes.

8.9          No Third-Party Beneficiaries.  Except as provided in Article 6, neither this Agreement nor any document delivered in connection with this Agreement, confers upon any Person who is not a Party any rights or remedies hereunder.

8.10        Attorneys’ Fees.  If any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any Party, the prevailing Party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing Party may be entitled).

8.11        Entire Agreement; Exhibits and Schedules.  This Agreement, together with the other Transaction Documents, constitutes the entire agreement among the Parties and supersedes all other prior agreements and understandings, both oral and written, among the Parties with respect to the subject matter hereof, except for that certain Mutual Non-Disclosure Agreement, dated July 9, 2009, by and between Buyer and Seller Parent, which shall remain in full force and effect following the Closing.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first written above.

SELLER:

PGxHealth, LLC

By: PGxHealth Holding, Inc.
Its: Sole Member

By:	/s/ Caesar J. Belbel
Caesar J. Belbel
Executive Vice President and Chief Legal Officer

SELLER PARENT:

Clinical Data, Inc.

By:	/s/ Caesar J. Belbel
Caesar J. Belbel
Executive Vice President and Chief Legal Officer

BUYER:

Transgenomic, Inc.

By:	/s/ Craig J. Tuttle
Craig J. Tuttle
President and Chief Executive Officer

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]